UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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United States Steel Corporation

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United States Steel Corporation

Notice of Annual Meeting

of Stockholders and Proxy Statement

2013

Tuesday, April 30, 2013

10:00 a.m. Eastern Time

33rd Floor

U. S. Steel Tower

600 Grant Street

Pittsburgh, PA 15219

Please vote promptly either by:

▶  telephone,

▶  the Internet, or

▶  marking, signing and returning your proxy or voting instruction card.

United States Steel Corporation	John P. Surma
600 Grant Street	Chairman of the
Pittsburgh, PA 15219-2800	Board of Directors
and Chief Executive Officer

March 15, 2013

Dear Fellow U. S. Steel Stockholder,

We will hold the annual meeting of stockholders of United States Steel Corporation on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219, on Tuesday, April 30, 2013, at 10:00 a.m. Eastern Time.

At this meeting, the agenda will include:

•	Election of the four nominees for Class III directors and the one nominee for Class II director recommended by the Board of Directors and identified in the Corporation’s proxy statement.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2013.

•	Advisory vote to approve executive compensation.

•	Consideration of a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting.

Your stockholder vote is important and we strongly urge you to cast your vote, whether or not you plan to attend the meeting. You can vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.

Sincerely,

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders	78
Solicitation Statement	78
Website	79

Notice of Annual Meeting of Stockholders

on April 30, 2013

We will hold our 2013 annual meeting of stockholders on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219 on Tuesday, April 30, 2013, at 10:00 a.m. Eastern Time, in order to do the following:

•	vote on the four nominees for Class III directors and the one nominee for Class II director recommended by the Board of Directors and identified in the Corporation’s proxy statement,

•	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2013,

•	conduct an advisory vote to approve executive compensation,

•	vote on a shareholder proposal recommending elimination of the Corporation’s classified Board of Directors, if properly presented at the meeting, and

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of United States Steel Corporation common stock at the close of business on March 1, 2013.

Either an admission ticket or proof of ownership of United States Steel Corporation common stock, as well as a form of personal photo identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, nominee or other intermediary will suffice.

By order of the Board of Directors,

Joseph A. Napoli

Secretary

Dated: March 15, 2013

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219-2800

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to Be Held on April 30, 2013

The proxy statement and the annual report of the Corporation are available at

http://www.uss.com/corp/proxy.

Proxy Statement

You are receiving this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John P. Surma and Seth E. Schofield. They will vote your shares as you instruct. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We will hold the meeting on April 30, 2013 on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania. If you need directions to the annual meeting, you may write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800.

We began the mailing of the proxy statement, the proxy card and the 2012 annual report on or about March 15, 2013.

Questions and Answers

¢  Who may vote?

You may vote if you were a holder of United States Steel Corporation (“U. S. Steel” or the “Corporation”) common stock at the close of business on March 1, 2013.

¢   What may I vote on?

You may vote on:

•	the election of the four nominees for Class III directors and the one nominee for Class II director recommended by the Board of Directors and identified on pages 22-24 of this proxy statement,

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013,

•	the advisory vote on executive compensation, and

•	a shareholder proposal recommending elimination of the classified Board of Directors, if properly presented at the meeting.

¢   How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director,
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013,

•	FOR approval of the Corporation’s executive compensation, and

•	AGAINST the shareholder proposal recommending elimination of the classified Board of Directors.

¢   How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your instructions. If you sign, date and return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers LLP, FOR approval of the Corporation’s executive compensation and AGAINST the shareholder proposal recommending elimination of the classified Board of Directors. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting. If you are not a stockholder of record (for example, if you hold your shares in “street name”), you will need to obtain a legal proxy from your broker, bank or other holder of record in order to vote in person at the meeting.

¢   May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by doing any of the following:

•	voting again by telephone or over the Internet,

•	sending us a proxy card dated later than your last vote,

•	notifying the Secretary of U. S. Steel in writing, or

•	voting at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your voting instructions.

¢   How many outstanding shares are there?

At the close of business on March 1, 2013, which is the record date for the meeting, there were 144,283,311 shares of U. S. Steel common stock outstanding. Each share is entitled to one vote.

¢  How many votes are required to elect a director or approve a proposal?

Proposal 1 – Election of Directors. Each director is elected by a vote of the majority of the votes cast with respect to that director’s election. The Board will consider whether to accept or reject the resignation of an incumbent director who fails to receive a majority of the votes cast. The term “a majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” the director’s election.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of the independent registered public accounting firm must be approved by a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

Proposal 3 – Advisory Vote on Executive Compensation. The advisory vote on executive compensation requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote. Because this vote is advisory, it will not be binding on the Board or the Corporation; however, the Board and its Compensation & Organization Committee will review the voting results and take them into consideration when making future executive compensation decisions.

Proposal 4 – Shareholder Proposal Recommending Elimination of the Classified Board of Directors. The shareholder proposal recommending elimination of the classified Board of Directors requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

¢   What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. Proposal 2 is a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Proposals 1, 3 and 4 are non-routine matters. Shares that are not voted by brokers on non-routine matters because their customers have not provided instructions are called broker non-votes.

¢   What is the effect of abstentions and broker non-votes?

An abstention will have no effect on the election of directors, but will have the same legal effect as a vote “against” each of the other proposals. Broker non-votes will have no effect on any of the proposals since they are not considered shares entitled to vote on the proposals.

¢  What constitutes a quorum?

Under our by-laws, the holders of one-third of the voting power of the outstanding shares of stock entitled to vote, present in person or represented by proxy, constitute a quorum. A holder will be included in determining the presence of a quorum even if the holder casts abstentions on all matters or was subject to broker non-votes on some matters.

¢  Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulator, inspector of election and the Corporation’s transfer agent are each required to execute confidentiality agreements.

¢   How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary on or after December 25, 2012, and no later than January 24, 2013, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢   Who can attend the annual meeting?

Only shareholders, or individuals that those shareholders have duly appointed as their proxies, may attend the annual meeting of stockholders. Either an admission ticket or proof of ownership of United States Steel Corporation common stock, as well as a form of personal photo identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in “street name” (that is through a broker, nominee or other intermediary), you must bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, nominee or other intermediary will suffice.

¢   When must shareholder proposals be submitted for inclusion in the proxy statement for the 2014 annual meeting?

If a shareholder wants to present a proposal at the 2014 annual meeting and have it included in our proxy statement for that meeting, the proposal must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on November 15, 2013.

¢   What is the deadline for a shareholder to submit an item of business or other proposal for consideration at the 2014 annual meeting?

Our by-laws describe the procedures that must be followed in order for a stockholder of record to present an item of business at an annual meeting of stockholders. Shareholder proposals or other items of business for the 2014 annual meeting that are not intended to be included in the proxy statement must be received by the Secretary of the Corporation on or after December 31, 2013 and no later than January 30, 2014 and must be accompanied by certain information about the stockholders making the proposals, as specified in our by-laws.

¢   What is the deadline for a shareholder to nominate an individual for election as a director at the 2014 annual meeting?

Our by-laws describe the procedures that must be followed in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2014 annual meeting, notice must be received by the Secretary of the Corporation on or after December 31, 2013 and no later than January 30, 2014. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as certain information about the stockholder giving the notice, as specified in our by-laws.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, U. S. Steel’s state of incorporation, the business and affairs of U. S. Steel are managed under the direction of the Board of Directors. The Board met nine times in 2012. The non-employee directors hold regularly scheduled executive sessions without management. The chair for these sessions is our presiding director, unless the subject matter of a particular session makes it more appropriate for a committee chairperson to serve as chair. The presiding director is elected annually by the independent directors at the Board’s organizational meeting following the annual meeting of stockholders. The presiding director, who must be an independent director, also acts as a liaison between the Board and executive management. Seth E. Schofield is currently serving as the presiding director. The directors spend considerable time preparing for Board and committee meetings, and they attend as many meetings as possible. During 2012, all of the directors attended in excess of 75 percent of the meetings of the Board and the committees on which they served. The directors are expected to attend the annual meeting of stockholders. Ten of the eleven directors who were on the Board at the time attended the 2012 stockholders meeting.

Independence	The following non-employee directors are independent within the definitions of independence of both the New York Stock Exchange listing standards and the Securities and Exchange Commission (the “SEC”) standards for audit committee members: Dan O. Dinges, John G. Drosdick, John J. Engel, Richard A. Gephardt, Murry S. Gerber, Charles R. Lee, Frank J. Lucchino, Glenda G. McNeal, Seth E. Schofield, David S. Sutherland and Patricia A. Tracey. The new nominee for director, Thomas W. LaSorda, is also independent under these standards. In addition, the Board has affirmatively determined that none of the directors or nominees for director has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board made such determination based on all relevant facts and circumstances, including the categorical standards for independence adopted by the Board. Under those standards, no director is independent if:

a.	within the previous three years:

1.	he or she has been an employee, or an immediate family member (as defined below) has been an executive officer, of the Corporation;

2.	he or she, or an immediate family member, has received more than $120,000 in any twelve-month period in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or

3.	he or she has been employed, or an immediate family member has been employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee;

b.	he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2 percent of such other company’s gross revenues; or

c.

(1) he or she or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (2) he or she is a current employee of such a firm; (3) he or she has an immediate family member who is a current employee of such a firm and personally works on the Corporation’s audit; or (4) he or she or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit within that time.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

In making its determination of director independence, the Board of Directors considered the fact that U. S. Steel purchased certain goods and services from WESCO International, Inc. in 2012. Mr. Engel, a Class III director, is the Chairman, President and Chief Executive Officer of WESCO. The Board determined that Mr. Engel did not have a direct or indirect material interest in these transactions and that the transactions were undertaken in the ordinary course of business. In addition, the amount of payments made by U. S. Steel were significantly less than 2% of WESCO’s annual gross revenues. As a result, the Board concluded that these transactions would not affect Mr. Engel’s independence.

Director Retirement Policy	Our by-laws require non-employee directors to retire at the first annual meeting of stockholders after they turn 74, even if their terms have not expired. Employee directors must retire from the Board when they cease to be a principal officer of the Corporation, except that the Chief Executive Officer (“CEO”) may remain on the Board after retirement as an employee, at the Board’s request, through the last day of the month in which he or she turns 70. Frank J. Lucchino will retire from the Board of Directors pursuant to this Policy effective as of April 30, 2013.

Our by-laws also provide that directors who undergo a significant change in their business or professional careers should volunteer to resign from the Board.

Board Committees	The Board has three principal committees, each of which is comprised exclusively of independent directors: the Audit Committee, the Compensation & Organization Committee and the Corporate Governance & Public Policy Committee. Each such committee has a written charter adopted by the Board, which is available on the Corporation’s website (www.ussteel.com) under “Investors” then “Corporate Governance.” Each committee may hire outside advisors, including counsel, at the Corporation’s expense. The Board also has an Executive Committee made up of Messrs. Surma and Schofield, the role of which is to act on, and report to the Board on, significant matters that may arise between Board meetings. The table below shows the current committee memberships of each independent director and the number of meetings that each principal committee of the Board held in 2012.

Director	Audit Committee	Compensation & Organization Committee	Corporate Governance & Public Policy Committee
Dan O. Dinges	X	X
John G. Drosdick		X*
John J. Engel	X*
Richard A. Gephardt			X*
Murry S. Gerber		X	X
Charles R. Lee	X	X
Frank J. Lucchino	X		X
Glenda G. McNeal	X		X
Seth E. Schofield	X
David S. Sutherland		X	X
Patricia A. Tracey		X	X
Number of Meetings in 2012	6	8	7

*  Chairman

Audit Committee	Pursuant to its Charter, the Audit Committee’s duties and responsibilities include the following:

•

reviewing and discussing with management and the independent registered public accounting firm matters related to the annual audited financial statements, quarterly financial statements, earnings press releases and the accounting principles and policies applied;

•	reviewing and discussing with management and the independent registered public accounting firm matters related to the Corporation’s internal control over financial reporting;

•	reviewing the responsibilities, staffing and performance of the Corporation’s internal audit function;

•	reviewing issues that arise with respect to the Corporation’s compliance with legal or regulatory requirements and corporate policies dealing with business conduct;

•

being directly responsible for the appointment (subject to shareholder ratification), compensation, retention, and oversight of the work of the Corporation’s independent registered public accounting firm (including resolution of disagreements between management and such firm regarding financial reporting), while possessing the sole authority to approve all audit engagement fees and terms as well as all non-audit engagements with such firm; and

•	discussing policies with respect to risk assessment and risk management.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires the Committee to meet at least six times each year, with the authority to convene additional meetings as circumstances require.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent and financially literate, and at least one of whom must have accounting or related financial management expertise. The charter also requires that no director who serves on the audit committees of more than two other public companies may serve on the Committee unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee. The Board has determined that John J. Engel, the Committee’s chairman, and Charles R. Lee meet the SEC’s definition of audit committee financial expert. Mr. Engel and Mr. Lee are independent, as that term is defined by the New York Stock Exchange and the SEC.

Compensation & Organization Committee	Pursuant to its Charter, the Compensation & Organization Committee’s duties and responsibilities include the following:

•	determining and approving the CEO’s compensation level based on the evaluation of the CEO’s performance;

•	approving the salaries of the other executives of the Corporation;

•	with the Board, annually reviewing the Corporation’s executive management succession plans and the policies regarding succession in the event of an emergency or the retirement of the CEO;

•	administering the plans and programs under which short-term and long-term incentives are awarded to executives and approving such awards;

•

assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation;

•	considering the most recent shareholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions;

•	reviewing with management and recommending to the Board the Compensation Discussion & Analysis and producing the Committee report for inclusion in the proxy statement;

•	adopting and amending employee benefit plans and designating participants therein; and

•

approving the retention and termination of any independent consulting firm to assist in the evaluation of CEO or executive compensation, and approving the consulting firm’s fees and other retention terms, and evaluating the consulting firm’s performance and independence.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent.

The Committee’s processes for determining the amounts of compensation to pay the Corporation’s executives are provided below. Additional detail on the Committee’s processes can be found in the “Compensation Discussion & Analysis” section.

•

The Committee meets at least five times a year (eight times in 2012). Committee agendas are established in consultation among management, the Committee chair and the Committee’s independent consultant. The Committee typically meets in executive session for at least a portion of each regular meeting. Generally, the CEO and the Vice President—Human Resources attend Committee meetings but are not present for the executive sessions.

•

The Committee has retained Pay Governance as its independent consultant to assist the Committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the Corporation’s executive compensation programs are reasonable and consistent with the Corporation’s objectives. The consultant reports directly to the Committee and does not perform services for management without the express approval of the Committee (there were no services performed for management in 2012). The consultant regularly participates in Committee meetings, including executive sessions, and advises the Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. The Committee has concluded that there was no conflict of interest with Pay Governance during 2012. In reaching this conclusion, the Committee considered the factors set forth in the rules of the SEC and the New York Stock Exchange regarding compensation consultant independence.

•

With respect to the CEO’s compensation, the Committee makes its determinations based upon its evaluation of the CEO’s performance and with input from its consultant. Each year, the Committee reviews the CEO’s goals and objectives, and the evaluation of the CEO’s performance with respect to the prior year’s approved CEO goals and objectives, with the Board of Directors. The CEO does not participate in the presentations to, or discussions with, the Committee in connection with the setting of his compensation.

•

With the oversight of the CEO and the Vice President—Human Resources, the Corporation’s compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for other executive officers. The CEO gives the Committee a compensation recommendation reflecting a performance assessment for each of the other executives. These recommendations are then considered by the Committee with the assistance of its compensation consultant.

For 2012, the Committee considered reports and analysis that it had requested of management and its independent consultant concerning risks associated with the Corporation’s compensation and organization policies and practices. The Committee concluded that the Corporation’s compensation and organization policies and practices for executives and non-executives are not reasonably likely to create a risk that could have a material adverse effect on the Corporation.

Corporate Governance & Public Policy Committee	The Corporate Governance & Public Policy Committee serves as the Corporation’s nominating committee. Pursuant to its Charter, the duties and responsibilities of this Committee include:

•	identifying and evaluating nominees for director and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders;

•	making recommendations to the Board concerning the appropriate size and composition of the Board and its committees;

•	making recommendations to the Board concerning the compensation of non-employee directors;

•

recommending to the Board a set of corporate governance principles applicable to the Corporation, reviewing such principles at the Committee’s first meeting of each calendar year and recommending appropriate changes to the Board;

•	reviewing relationships with, and communications to and from, the investment community, including the Corporation’s stockholders;

•	reviewing matters and discussing risk relating to legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations;

•	reviewing and approving codes of conduct applicable to employees of the Corporation and its principal operating units; and

•	assessing and making recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

The Committee establishes criteria for selecting new directors, which include (a) their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Corporation’s Corporate Governance Principles, (b) their business or professional experience, (c) their integrity and judgment, (d) their records of public service, (e) their ability to devote sufficient time to the affairs of the Corporation, (f) the diversity of backgrounds and experience they will bring to the Board, and (g) the needs of the Corporation from time to time. The Committee’s charter provides that all directors should be individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all shareholders and not any special interest group or constituency.

In evaluating diversity, the Committee considers not only racial and gender diversity, but also the need for a Board that represents diverse experience at policy making levels in business, government and education and in industries that are relevant to the Corporation’s business operations. The director selection criteria described above, including diversity, are evaluated by the Committee each time a new candidate is considered for Board membership. In addition, at the end of each year, the Board of Directors conducts a thorough self-evaluation of its performance. This evaluation includes an assessment of whether the Board (i) has the appropriate mix of skills, experience and other characteristics, and (ii) is made up of a sufficiently diverse group of people (in terms of age, background, experience, gender and race). The biography of each nominee for election and each Continuing Director on pages 22-28 of this proxy statement includes a discussion of the attributes that each brings to the total mix of skills and experience of the Board.

The Committee will evaluate candidates for the Board of Directors recommended by stockholders using the same criteria that are described above. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) any other biographical information that will enable the Committee to evaluate the candidate in light of the foregoing criteria; and (iii) information concerning any relationship between the candidate and the shareholder making the recommendation.

The Corporation has an agreement with the United Steelworkers (the “USW”) that permits the USW to suggest two individuals for consideration for Board membership. The agreement recognizes that every director has a fiduciary duty to the Corporation and all of its stockholders, and that each individual recommended by the USW must meet the criteria described above.

The Committee’s charter gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter also requires that all Committee members be independent directors.

Board Leadership Structure

Mr. Surma serves as both the Chairman of the Board of Directors and the CEO of the Corporation. The Board has determined that this leadership structure is appropriate because:

•	It promotes unified leadership and direction for the Corporation;

•	It allows for a single, clear focus for management to execute the Corporation’s strategic initiatives and business plans;

•	The CEO is in the best position to chair Board meetings and ensure that the key business issues and risks facing U. S. Steel are brought to the Board’s attention; and

•	The Corporation can more effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

The Board has also determined that separating the Chairman and CEO positions is not desirable due to the following elements of U. S. Steel’s existing corporate governance structure that already insure vigorous and independent oversight of management:

•	All directors, with the exception of the Chairman, are independent as defined under NYSE regulations.

•	All committees of the Board, other than the Executive Committee, are made up entirely of independent directors.

•	The Board is comprised of directors with a wide range of expertise and skills, many of whom are currently, or have been, leaders of major companies or institutions.

•

The Board regularly meets in executive session without the presence of management. The presiding director chairs these executive sessions and also acts as a liaison between the Board of Directors and executive management.

•

The Board has complete access to the Corporation’s management team. On a regular basis, the Board and its committees receive reports from management on the business and affairs of the Corporation and the current and future issues that it faces.

•	Each committee of the Board has the right to hire outside advisors, including counsel, at the Corporation’s expense.

Board’s Role in Risk Oversight

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for reviewing and discussing the Corporation’s policies with respect to risk assessment and risk management, including the following:

•	the guidelines and policies that govern the process by which the assessment and management of the Corporation’s exposure to risk are handled by senior management, and

•	the Corporation’s major risk exposures and the steps management has taken to monitor and control such exposures.

Although the Audit Committee has primary responsibility for overseeing risk management, each of our other Board committees also considers the risks within their specific areas of responsibility. For example, the charter of the Compensation & Organization Committee gives it responsibility for assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation. Pursuant to its charter, the Corporate Governance & Public Policy Committee considers the risks associated with legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations. Each committee periodically reports to the full Board of Directors on their respective activities, including, when appropriate, those activities related to risk assessment and risk management oversight.

The Board as a whole also considers risk assessment and management. For example, the Board annually reviews the Corporation’s strategic plan which includes a review of safety, environmental, operating and competitive matters; political and regulatory issues; employee and labor issues; and financial results and projections.

The Senior Vice President and Chief Risk Officer of the Corporation reports to the CEO and is responsible for the Corporation’s financial and business risk management, including the assessment, analysis and monitoring of business risk and opportunities and the identification of strategies for managing risk. The Chief Risk Officer provides regular reports to the Audit Committee and Board of Directors on these matters.

The Corporation believes that its leadership structure, as described above, supports the Board’s role in risk oversight.

Compensation of Directors

Our by-laws provide that each non-employee director shall be paid allowances and attendance fees as the Board may from time to time determine. Directors who are employees of U. S. Steel receive no compensation for their service on the Board.

The objective of U. S. Steel’s director compensation programs is to enable the Corporation to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. In order to align the interests of directors with the interests of the shareholders, our non-employee directors also participate in the Deferred Compensation Program for Non-Employee Directors and the Non-Employee Director Stock Program, each of which is described below.

Non-employee directors are paid an annual retainer fee of $200,000, and the Presiding Director and Committee Chairs are paid an additional annual fee of $10,000. No meeting fees or committee membership fees are paid.

Under our Deferred Compensation Program for Non-Employee Directors, each non-employee director is required to defer at least 50 percent of his or her retainer in the form of Common Stock Units and may elect to defer up to 100 percent. A Common Stock Unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, we keep a book entry account for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, we credit each account with equivalent amounts in additional Common Stock Units. If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Program, upon joining our Board, each non-employee director is eligible to receive a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.

The following table sets forth certain information concerning the compensation of directors for 2012:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) ($)	Total ($)
Dan O. Dinges	100,000	100,000	0	0	0	200,000
John G. Drosdick	105,000	105,000	0	0	10,000	220,000
John J. Engel	102,250	100,000	0	0	0	202,250
Richard A. Gephardt	102,250	100,000	0	0	0	202,250
Murry S. Gerber(1)	41,667	64,837	0	0	0	106,504
Charles R. Lee	102,250	105,000	0	0	10,000	217,250
Frank J. Lucchino	102,250	105,000	0	0	0	207,250
Glenda G. McNeal	100,000	100,000	0	0	12,500	212,500
Seth E. Schofield	105,000	105,000	0	0	0	210,000
David S. Sutherland	0	200,000	0	0	0	200,000
Patricia A. Tracey	100,000	100,000	0	0	0	200,000

(1)	Mr. Gerber joined the Board of Directors on July 31, 2012.

(2)	The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), as described in the Corporation’s financial statements for the year ended December 31, 2012 included in the Corporation’s annual report on Form 10-K for 2012. All of the 2012 stock awards represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors, except in the case of Mr. Gerber where $41,667 of the amount shown represents Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and $23,170 represents shares awarded under the Non-Employee Director Stock Program.

(3)	The aggregate stock awards outstanding at the end of 2012 for each director who served on the Board during 2012 are as follows and represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors:

Number of Common Stock Units*
Dan O. Dinges	6,736
John G. Drosdick	19,370
John J. Engel	5,303
Richard A. Gephardt	14,148
Murry S. Gerber	2,044
Charles R. Lee	28,979
Frank J. Lucchino	18,027
Glenda G. McNeal	10,852
Seth E. Schofield	22,855
David S. Sutherland	19,647
Patricia A. Tracey	10,852

*	Fractional units are not included. The amounts shown also include Common Stock Units that are convertible only into cash in the following amounts: 850 for each of Messrs. Drosdick, Lee, Lucchino and Schofield and 673 for Mr. Gephardt.

(4)	The amounts shown represent contributions made under the U. S. Steel Matching Gift Program. Under this Program, United States Steel Foundation, Inc. matches charitable contributions made by directors and employees to eligible educational institutions, subject to certain limitations and conditions set forth in the Program.

Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Secretary of the Corporation to (1) the Board, (2) the Committee chairmen, (3) the presiding director, or (4) the outside directors as a group. The Secretary will collect, organize and forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include solicitations for products or services, employment matters, and matters not relevant to the shareholders, to the functioning of the Board, or to the affairs of the Corporation.

Policy With Respect To Related Person Transactions

The Board of Directors of the Corporation has adopted a written policy that requires certain transactions with related persons to be approved or ratified by its Corporate Governance & Public Policy Committee. For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Corporation’s last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director of the Corporation, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Corporation’s voting securities; and (iii) any immediate family member of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Corporation, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000. The standards applied by the Corporate Governance & Public Policy Committee when reviewing transactions with related persons include (a) the benefits to the Corporation of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally; and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Corporation. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance & Public Policy Committee for individual approval. The transactions which are automatically pre-approved include (i) transactions involving compensation to directors and executive officers of the type that is required to be reported in the Corporation’s proxy statement; (ii) indebtedness for ordinary business travel and expense payments; (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), a director or beneficial owner of less than 10 percent of any class of equity securities of that company, provided that the amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s consolidated gross annual revenues; (iv) transactions where the interest of the related person arises solely from the ownership of a class of equity securities of the Corporation, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bid; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; and (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1	Election of Directors

U. S. Steel’s Certificate of Incorporation provides for a classified Board of Directors that divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

Except in the case of contested elections, each director is elected if a majority of the votes are cast for that director’s election. The term “a majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election, with abstentions and broker non-votes not counted as votes cast either “for” or “against” the director’s election. A “contested election” is one in which the number of nominees exceeds the number of directors to be elected at the meeting.

If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. Under our By-laws, in order for any incumbent director to become a nominee for election by the stockholders as a director, that director must tender an irrevocable offer to resign from the Board of Directors, contingent upon acceptance of such offer of resignation by the Board of Directors, if the director fails to receive a majority of the votes cast in an election that is not a contested election. If an incumbent director fails to receive a majority of the votes cast in an election that is not a contested election, the Corporate Governance & Public Policy Committee, or such other independent committee designated by the Board of Directors, must make a recommendation to the Board of Directors as to whether to accept or reject the offer of resignation of the incumbent director, or to take other action. The Board of Directors must act on the offer of resignation, taking into account the committee’s recommendation, within 90 days following certification of the election results. The committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider such factors and other information as it may consider appropriate and relevant in the circumstances.

The four current Class III directors are nominees for election this year. The Board is recommending all four nominees be elected for a three-year term that will expire at the 2016 annual meeting.

In addition, the Board is recommending Thomas W. LaSorda as a nominee for election as a Class II director to fill a vacancy that will be created by the retirement of Frank A. Lucchino pursuant to the Corporation’s Director Retirement Policy effective as of April 30, 2013, the date of the Annual Meeting. Mr. LaSorda was recommended to the Corporate Governance & Public Policy Committee by the Chief Executive Officer.

A brief statement about the background and qualifications of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

The Board recommends a vote FOR the election of each nominee.

Nominees for Class III Directors

Terms Expire 2016

Dan O. Dinges	Director since 2010	Age 59
Chairman, President and Chief Executive Officer, Cabot Oil & Gas Corporation (exploration and development of oil and gas properties)

Mr. Dinges graduated from the University of Texas with a BBA degree in Petroleum Land Management. Mr. Dinges began his career with Mobil Oil Corporation in 1978. From 1981 to 2001, Mr. Dinges worked in a variety of management positions with Samedan Oil Corporation, a subsidiary of Noble Affiliates, Inc. (now Noble Energy Inc.). In September 2001, Mr. Dinges joined Cabot Oil & Gas Corporation as its President and Chief Operating Officer, and assumed his current position in May 2002. Mr. Dinges serves on the Board of Directors of Spitzer Industries, Inc., the American Natural Gas Alliance, the American Exploration & Production Council and the Foundation for Energy Education. Mr. Dinges previously served on the Board of Directors of Lone Star Technologies, Inc.

Mr. Dinges has valuable experience in managing the issues that face a publicly held company as a result of his service as Chairman and Chief Executive Officer of Cabot Oil & Gas Corporation. Mr. Dinges also possesses knowledge of and insight into the steel industry through his prior service as a director of Lone Star Technologies, Inc. In addition, he provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation.

John G. Drosdick	Director since 2003	Age 69
Retired Chairman, Chief Executive Officer and President, Sunoco, Inc. (petroleum and petrochemical products)

Mr. Drosdick graduated from Villanova University with a BS degree in chemical engineering and received a master’s degree in chemical engineering from the University of Massachusetts. From 1968 to 1983, Mr. Drosdick worked in a wide variety of management positions with Exxon Corporation. He was named President of Tosco Corporation in 1987 and President of Ultramar Corporation in 1992. In 1996, Mr. Drosdick became President and Chief Operating Officer of Sunoco and was elected Chairman and Chief Executive Officer in May 2000. He retired from his positions as Chief Executive Officer and President of Sunoco effective as of August 8, 2008 and as Chairman of Sunoco effective as of December 31, 2008. Mr. Drosdick is a director of H.J. Heinz Co., Chairman of the Board of Trustees of the PNC Funds and PNC Advantage Funds and a director of Triumph Group, Inc. Mr. Drosdick previously served on the Board of Directors of Lincoln National Corporation and Sunoco Logistic, Inc.

As a result of his service as Chairman and Chief Executive Officer of Sunoco, Inc., Mr. Drosdick has valuable experience in managing the issues that face a publicly held company. In addition, he provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation. He also has experience in the chemicals and coke industries.

John J. Engel	Director since 2011	Age 51
Chairman, President and Chief Executive Officer, WESCO International, Inc. (distribution of electrical and industrial products and supply chain services)

Mr. Engel graduated from Villanova University in 1984 with a BS degree in Mechanical Engineering. He received his MBA from the University of Rochester in 1991. Mr. Engel began his career with General Electric Company where he held various engineering, manufacturing and general management positions from 1985 to 1994. From 1994 to 1999, Mr. Engel served as Vice President and General Manager of Allied Signal, Inc.; from 1999 to 2002, as Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and from 2003 to 2004, as Senior Vice President and General Manager of Gateway, Inc. Mr. Engel joined WESCO International, Inc. in 2004 and served as Senior Vice President and Chief Operating Officer from 2004 to 2009. He became a Director in October 2008 and served as President, Chief Executive Officer and Director from 2009 until 2011. He assumed his current position of Chairman, President and Chief Executive Officer in May 2011.

As a result of his service as Chairman, President and Chief Executive Officer of WESCO International, Inc. and working in a diverse range of industries, Mr. Engel has valuable experience managing the issues that face a publicly held company.

Charles R. Lee	Director since 2001	Age 73
Retired Chairman, Verizon Communications (telecommunications)

Mr. Lee received a Bachelor’s degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corporation and then Columbia Pictures Industries Inc. In 1983, he joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in May 1992. Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon from June 2000 to March 2002 and as Non-Executive Chairman until December 31, 2003. Mr. Lee is a director of Marathon Petroleum Corporation and DirecTV Group. He previously served on the Board of Directors of Marathon Oil Corporation , The Procter & Gamble Company and United Technologies Corporation. Mr. Lee is also a member of the Board of Overseers of the Weill Medical College of Cornell University and Trustee Emeritus of Cornell University.

As a result of his service as Chairman and Chief Executive Officer of Verizon Communications, Mr. Lee has valuable experience in managing the issues that face a publicly held company with significant international operations. His long service on our Board (22 years, including his service to our predecessor USX Corporation) allows him to offer historical insights into our company and industry. In addition, he has extensive financial and accounting expertise, as reflected in his designation as a financial expert on our Audit Committee.

Nominee for Class II Director

Term Expires 2015

Thomas W. LaSorda	Age 58
President, LaSorda Group LLC (management advisory and consulting services)

Mr. LaSorda graduated from University of Windsor in 1977 with a Bachelor of Arts and Commerce. He received his MBA from the University of Windsor in 1980. Mr. LaSorda began his career with General Motors Corporation where he held various manufacturing and management positions from 1977 to 2000, including Vice President, Quality, Reliability & Competitive Operations Implementation for GM North America, from 1998 to 2000. In 2000, Mr. LaSorda joined Chrysler Group where he served as Senior Vice President from 2000 to 2004, Chief Operating Officer and a member of the Board of Management of DaimlerChrysler AG from 2004 to 2005, President and Chief Executive Officer of Chrysler Group from 2005 to 2007 and Vice Chairman, President and a member of the Board of Managers of Chrysler LLC from 2007 to 2009. Mr. LaSorda was employed by Fisker Automotive from 2011 to 2012, serving as its Vice Chairman commencing in 2011 and assuming the additional position of Chief Executive Officer in 2012. He left Fisker Automotive in August of 2012. Mr. LaSorda previously served as a director of Electrovaya, Inc., AGCO Corporation, Husky Injection Molding Systems Ltd. and ALTe LLC.

Mr. LaSorda provides the Board with substantial manufacturing and quality control experience, especially regarding the challenges faced by large, multi-national public companies. He also provides the Board with insight regarding the automotive industry, an important market for the Corporation.

Continuing Class II Directors

Terms Expire 2015

Seth E. Schofield	Director since 2001	Age 73
Retired Chairman and Chief Executive Officer, USAir Group (air carrier)

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of Marathon Petroleum Corporation and Chairman of the Board of Directors of Calgon Carbon Corporation. He previously served on the Board of Directors of Marathon Oil Corporation.

As a result of his service as Chairman and Chief Executive Officer of USAir Group and Chairman of the Board of Calgon Carbon Corporation, Mr. Schofield has valuable experience in managing the issues that face a publicly held company. In addition, his long service on our Board (19 years, including his service to our predecessor USX Corporation) has resulted in his election as Presiding Director by his fellow directors.

John P. Surma	Director since 2001	Age 58
Chairman of the Board of Directors and Chief Executive Officer, United States Steel Corporation

Mr. Surma received a BS degree in accounting from the Pennsylvania State University in 1976. He joined Price Waterhouse LLP in 1976 and was admitted to the partnership in 1987. In 1997, Mr. Surma joined Marathon Oil Company as Senior Vice President, Finance and Accounting and served in a number of senior executive positions until 2001 when he became President of Marathon Ashland Petroleum LLC. Effective with the separation from USX Corporation, Mr. Surma became Vice Chairman and Chief Financial Officer of U. S. Steel in January 2002. He was named President in March 2003, President and Chief Operating Officer in June 2003, President and Chief Executive Officer in October 2004, and Chairman of the Board of Directors and Chief Executive Officer in February 2006. Mr. Surma is a director of Marathon Petroleum Corporation, Ingersoll-Rand plc and the Federal Reserve Bank of Cleveland. He was appointed by President Obama to serve as a member of the president’s Advisory Committee for Trade Policy and Negotiations and currently serves as Vice Chairman. He serves as Treasurer of the Board of Directors of the WorldSteel Association and is a member of the Board of Directors of the American Iron and Steel Institute. Mr. Surma also serves on the Board of Directors of the National Safety Council. Mr. Surma is also a member of the Board of Directors and Executive Committee of the Allegheny Conference on Community Development and is a member of the Board of Trustees of the Pennsylvania State University. Mr. Surma previously served on the Board of Directors of Calgon Carbon Corporation and The Bank of New York Mellon Corporation.

As the Chief Executive Officer of U. S. Steel, Mr. Surma is responsible for all of the business and corporate affairs of U. S. Steel.

David S. Sutherland	Director since 2008	Age 63
Retired President and Chief Executive Officer, IPSCO, Inc. (steel producer)

Mr. Sutherland earned a Bachelor of Commerce degree from the University of Saskatchewan and a master’s degree in business administration from the University of Pittsburgh’s Katz Graduate School of Business. Mr. Sutherland retired as President and Chief Executive Officer of the former IPSCO, Inc., a leading North American steel producer, in July 2007 after spending thirty years with the company and more than five as President and Chief Executive Officer. Mr. Sutherland is a director of GATX Corporation and Imperial Oil, Ltd. Mr. Sutherland is a former chairman of the American Iron and Steel Institute and served as a member of the board of directors of IPSCO, Inc., ZCL Composites Inc., the Steel Manufacturers Association, the International Iron and Steel Institute, the Canadian Steel Producers Association and the National Association of Manufacturers.

Mr. Sutherland has valuable experience in managing the issues that face a publicly held steel company as a result of his service as President and Chief Executive Officer of IPSCO, Inc. He has extensive knowledge of the Canadian business climate in general, and the Canadian steel industry in particular, all of which is helpful in the context of the Corporation’s Canadian presence.

Continuing Class I Directors

Terms Expire 2014

Richard A. Gephardt	Director since 2005	Age 72
President and Chief Executive Officer, Gephardt Group (consulting)

Congressman Gephardt received a Bachelor of Science degree from Northwestern University and a Juris Doctor degree from the University of Michigan Law School. After serving as a Democratic committeeman and alderman in his native St. Louis, he was elected to the United States House of Representatives in 1976, representing Missouri’s Third District. He was re-elected 13 times. While in the House, Congressman Gephardt served on the Budget Committee and on the Ways and Means Committee. He was elected Chairman of the House Democratic Caucus in 1984; and he served as majority leader from 1989 to 1994. In 1994 he was elected House Democratic Leader, the top Democratic leadership position in the House. He served as minority leader from 1995 to 2003. After deciding not to seek re-election, Congressman Gephardt retired from the House on January 3, 2005. Congressman Gephardt has served as President and Chief Executive Officer of Gephardt Group, a multi-disciplined consulting firm, since 2005. He is a director of Spirit Aerosystems Holdings, Inc., Centene Corporation, CenturyLink, Inc. and Ford Motor Company. He previously served as a director of Embarq Corporation and Dana Holding Corporation.

Congressman Gephardt has valuable experience in public policy and governmental affairs as a result of his service in the United States House of Representatives. He was recommended as a candidate for election to the Board of Directors pursuant to an agreement with the United Steelworkers that permits it to suggest two individuals for consideration for Board membership.

Murry S. Gerber	Director since 2012	Age 60
Retired Chairman and Chief Executive Officer EQT Corporation (natural gas exploration, production and transportation )

Mr. Gerber received a Bachelors degree in Geology from Augustana College and a Masters Degree in Geology from the University of Illinois. From 1979 to 1998, Mr. Gerber served in a series of technical and management positions with Shell Oil Company, including Chief Executive Officer of Coral Energy, L.P. (now Shell Trading North America) from 1995 to 1998. Mr. Gerber served as Chief Executive Officer and President of EQT Corporation from June 1998 through February 2007; Chairman and Chief Executive Officer from May 2000 through April 2010; and Executive Chairman from April 2010 until May 2011. Mr. Gerber is also a member of the Boards of Directors of BlackRock, Inc. and Halliburton Company.

Mr. Gerber has valuable experience in managing the issues that face a publicly held company as a result of his service as Chairman and Chief Executive Officer of EQT Corporation. Mr. Gerber also provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation.

Glenda G. McNeal	Director since 2007	Age 52
Executive Vice President and General Manager — Global Client Group, Global Merchant Services American Express Company (global payments, network, credit card and travel services)

Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and an MBA in Finance from the Wharton School of the University of Pennsylvania. Ms. McNeal began her career with Arthur Andersen, LLP in 1982, and was employed by Salomon Brothers, Inc. from 1987 to 1989. In 1989, Ms. McNeal joined American Express Company and since that time has served in a series of increasingly responsible positions for that company. She assumed her current position in 2011. Ms. McNeal is a director of RLJ Lodging Trust and Vente-Privee USA and a trustee of Dillard University.

Ms. McNeal has valuable experience in business development, customer relationship management, and financial and accounting matters as a result of her current position as a senior executive at American Express Company, along with her prior positions with Arthur Andersen, LLP and Salomon Brothers, Inc. In addition, she provides the Board with knowledge and insight regarding the financial services industry and financial markets.

Patricia A. Tracey	Director since 2007	Age 62
Vice President, Homeland Security and Defense Services Hewlett Packard Enterprise Services (technology services)

Vice Admiral Tracey received a Bachelor of Arts degree in Mathematics from the College of New Rochelle and a Masters Degree in Operations Research from the Naval Postgraduate School. From 1970 to 2004, Vice Admiral Tracey served in a series of increasingly responsible positions with the United States Navy, including Chief of Naval Education and Training from 1996 to 1998; Deputy Assistant Secretary of Defense (Military Manpower and Personnel Policy) from 1998 to 2001; and Director, Navy Staff from 2001 to 2004. Vice Admiral Tracey served as a consultant to the United States Navy from 2004 to 2005 and to the Department of Defense from 2005 to 2006. In 2006, Vice Admiral Tracey served as a Senior Fellow at the Center for Naval Analysis, prior to taking a position as Client Industry Executive with Electronic Data Systems Corporation. Hewlett Packard Co. acquired Electronic Data Systems Corporation in August of 2008. Vice Admiral Tracey assumed her current position as Vice President, Homeland Security and Defense Services with Hewlett Packard Enterprise Services in September 2012.

As a result of her service with the United States Navy, Vice Admiral Tracey has valuable experience in governmental affairs and human resources, education and training matters. She also provides the Board with knowledge and insight regarding the information technology industry.

Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

Pursuant to the authority provided by its Charter, the Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for U. S. Steel for the current fiscal year. Although action by the stockholders in this matter is not required by law or the Corporation’s By-Laws, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in maintaining the integrity of the Corporation’s financial controls and reporting. If the appointment of PwC is not ratified by the stockholders, the Audit Committee will reconsider its appointment and review its future selection of an independent registered public accounting firm in light of that result. However, the Audit Committee may decide to maintain its appointment of PwC. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the Corporation’s best interests and in the best interests of our stockholders.

PwC has served as the independent auditor (now referred to as the independent registered public accounting firm) of U. S. Steel for many years. We believe that PwC’s knowledge of U. S. Steel’s business and its organization gained through this period of service is quite valuable. Partners and employees of PwC assigned to the U. S. Steel engagement are periodically rotated, thus giving U. S. Steel the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2012, PwC performed professional services for U. S. Steel in connection with audits of the financial statements of U. S. Steel, and of U. S. Steel’s internal control over financial reporting as of December 31, 2012, and audits of certain subsidiaries and certain pension and other employee benefit plans. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

The Board recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm.

Proposal No. 3	Advisory Vote on Executive Compensation

As further described below in the Compensation & Discussion Analysis, our executive compensation programs are designed to attract, retain, motivate and reward executives who make a significant contribution to the achievement of our corporate goals. Our guiding principles include fair and competitive pay, pay for performance, and the alignment of executive and shareholder interests. In general, executive pay is targeted at the 50th percentile of our peer group with over 75% of the compensation (over 85% in the case of the CEO) tied to the achievement of performance goals or the performance of our stock. Accordingly, the Compensation & Organization Committee believes that our compensation programs effectively align the interests of our executive officers with those of our shareholders.

As further described below under Committee Consideration of 2012 Advisory Vote on Executive Compensation, management regularly engages in discussions with our shareholders regarding our executive compensation policies and practices. In 2012, management contacted over 40 of our largest shareholders representing nearly 50% of our outstanding shares. This intensive shareholder outreach effort resulted in a constructive dialogue with a significant number of our shareholders. The results of these efforts were shared with the Committee and, in response, the Committee took the following actions in 2012:

•	increased the performance award portion of grants under the long-term incentive program to 40% of the total awards, and reduced the stock option and restricted stock portions to 30% each,

•	added four new peer companies for 2013, all of which are smaller than the Corporation in terms of revenue,

•	increased the stock ownership requirement for the CEO to 6 times his salary reference point, and

•	removed the excise tax gross-up provision from the CEO’s change in control agreement.

The Committee believes that these actions will further align executive compensation with corporate performance and shareholder interests.

We are asking our stockholders to approve, on an advisory basis, the compensation of the Corporation’s Named Executive Officers as disclosed in this proxy statement by voting FOR the following resolution:

RESOLVED, that the stockholders of United States Steel Corporation (the “Corporation”) approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Corporation’s proxy statement for the 2013 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, compensation tables and narrative discussions.

Although this is an advisory vote which will not be binding on the Compensation & Organization Committee or the Board, we will carefully review the results of the vote. The Board has adopted a policy providing for an annual advisory vote on executive compensation. Unless the Board modifies this policy, the next advisory vote on executive compensation will be held at our 2014 Annual Meeting of Stockholders.

The Board recommends that you vote FOR this proposal.

Shareholder Proposal

Proposal No. 4	Recommendation of Elimination of Classified Board of Directors

The Treasurer of the State of North Carolina, on behalf of the State of North Carolina Equity Investment Fund Pooled Trust, advised the Corporation that it intends to present the following shareholder proposal at the annual meeting. The address of the proponent and the number of shares of the Corporation’s common stock which it owns are available upon request to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800.

Proposal to Repeal Classified Board

RESOLVED, that shareholders of United States Steel Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

Supporting Statement

The proponent of this resolution is the State of North Carolina Equity Investment Fund Pooled Trust. The Shareholder Rights Project submitted the resolution on behalf of the North Carolina State Treasurer.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than two-thirds from 2000 to 2012, and during the period January 1, 2011 to June 30, 2012:

•	More than 50 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

The Board’s Statement in Opposition

The Board recommends voting AGAINST the advisory proposal to declassify the Board of Directors of the Corporation. The advisory proposal has been submitted to the Corporation by the Harvard Shareholder Rights Project (the “SRP”) on behalf of the proponent. It is identical to dozens of other declassification proposals that have been submitted by the SRP to other corporations.

We believe the “one size fits all” governance structure advocated by the SRP is not in the best interests of our shareholders. We have maintained our classified Board structure for almost our entire corporate history, dating back to 1901. It is a structure that has served our shareholders well throughout our history, and we believe that it would be a mistake to change it now.

Protecting Shareholder Value

We are engaged in a highly cyclical industry, requiring substantial investment in fixed assets, which has resulted in high volatility in our earnings and share price. These industry fundamentals make it imperative to have a structure in place that enhances the Board’s ability to maximize shareholder value in the context of a potential takeover of the Corporation. A classified Board structure increases the Board’s ability to evaluate the fairness of any offer, to protect shareholders from abusive or coercive offers, and, where appropriate, to negotiate on behalf of our shareholders; it does not preclude a successful takeover.

The proponent cites five empirical studies, two of which were co-authored by the Director of the SRP, to support the proposition that classified boards are associated with lower firm valuations. However, the findings of these studies have been questioned, and in some cases refuted, by more recent studies. A 2011 study entitled “The Impact of Classified Boards on Firm Value: The New Evidence” contradicts the studies cited by the proponent and finds no evidence of a negative correlation between classified boards and firm value (Ahn, Hong, and Kim, 2011). This study further concludes that if there is any correlation, classified boards actually enhance firm value. A 2012 study found that classified boards are value-enhancing in large and diversified firms such as the Corporation (Ahn and Shrestha, 2012). The authors noted that the previous studies (such as those cited by the proponent) provide an incomplete picture of the effects of classified boards on firm value, and that the effects vary depending on a firm’s particular attributes; for firms such as the Corporation, with a high percentage of tangible capital assets and relatively low research expenditures, a classified board was found to enhance firm value. According to the authors, their study adds to the growing literature that argues that the one-size-fits-all approach to board structure is misguided. A study of banking corporations published in November 2012 similarly found that classified boards can enhance value. That study reached the conclusion that annual elections of all directors, coupled with related legal constructs, correlated with poorer bank performance leading to more government bailouts, while banks whose charters required classified boards demonstrated superior financial performance, and were less likely (by between 19 and 26 percentage points) to need to be bailed out (Ferreira, Kershaw, Kirchmaier, and Schuster, 2012). Another study published in 2012 found that classified boards significantly reduce the cost of debt, reduce managerial risk-taking, and improve financial transparency (Chen, 2012).

Many other studies support this more recent research. An article published in The Business Lawyer in 2010 analyzed data from many studies, including those cited by the SRP (Murphy, 2010). Based on a review of dozens of studies, the author concluded that it ordinarily seems prudent to leave the classified board in place as a counterweight to precipitous decision-making. The author also concluded that proposals to repeal classified boards should be judged on a case-by-case basis. The evidence cited in this article refutes the categorical one-size-fits-all approach favored by the SRP. A study published in The Journal of Financial Economics in 2008 found that shareholders of companies with classified boards receive a larger proportional share of the total value gains from a merger than do shareholders of companies without classified boards (Bates, Becher, and Lemmon, 2008). The authors of that study concluded that board classification may improve the relative bargaining power of a target company’s management on behalf of shareholders, and further concluded that calls for declassifying boards seem to be unwarranted and potentially damaging to shareholders.

We believe that the evidence cited in these more recent studies calls into question the studies cited by the SRP and supports our conclusion that our classified Board structure continues to serve the best interests of our shareholders.

Continuity and Stability

The experience our Board members gain through three-year terms gives them a better understanding of our industry, our Corporation and our culture. The steel industry has undergone, and continues to undergo, rapid and fundamental change. Throughout the Corporation’s 112-year history, we have enjoyed profitable periods and survived industry-shaping events that have claimed many of our competitors. We believe that our classified Board structure helps us to thrive in a changing business environment while preserving our core values.

Our classified Board structure ensures that at any time, approximately two-thirds of our Board members have no less than a year of familiarity with our business and with the “Gary Principles” that guide our conduct. These principles, adopted more than one hundred years ago under our first chairman, Judge Elbert Gary, continue to form the bedrock of our business, and are the basis of our core values, which are listed below:

•	Safety,

•	Diversity and inclusion,

•	Environmental stewardship,

•	Focus on cost, quality and customers, and

•	Results and accountability.

Our Board’s commitment to these core values has enhanced our relationship with all of our stakeholders, including shareholders, customers and employees. The United Steelworkers Union (the “Union”), which represents the vast majority of our hourly employees in North America, has recognized the positive impact of our classified Board on employee relations. In our 2012 labor agreement, which continues the Union’s right to suggest two individuals for nomination to our Board, the Union states its belief “that a declassification of the Board could jeopardize the current positive relationship between the parties.” The Board shares this concern, in that annual elections of all directors could result in a Board with less knowledge of our industry, our culture and our values.

Accountability to Shareholders

Our Board does not believe that its accountability to shareholders would now be enhanced by annual elections. Our Board members represent all of our shareholders and not any special interest group or constituency. Our Board members are committed to acting in the best interests of our shareholders. The fiduciary duties of our Board members do not vary depending on the terms for which they are elected.

Our Board meets the highest standards of accountability and independence, and is regularly refreshed by the addition of new members with new ideas. Our Board today is well-balanced among relatively new members and more experienced members. We currently have twelve Board members, of whom all but one is independent. Of our eleven independent Board members, service on our Board ranges from less than one year to more than ten years.

We have adopted director qualification standards, which are set forth in our Corporate Governance Principles, to help ensure that the nominees to our Board reflect our high governance standards, are prepared to serve the interests of all of our shareholders and are accountable to no special interest groups. Once Board members are elected, they are evaluated annually by the full Board, in a process that is overseen by our Corporate Governance & Public Policy Committee. We believe that our corporate governance practices, which we evaluate and refresh where appropriate on a continual basis, reflect our commitment to accountability and serve the interests of all of our shareholders.

Conclusion

Our Board has carefully evaluated our classified board structure, and has determined that its continuation is in the best interests of our shareholders. Therefore, we recommend that you vote AGAINST this proposal.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PricewaterhouseCoopers LLP (“PwC”) for professional services for 2012 and 2011:

	(Dollars in millions)
	2012	2011
Audit (1)	$4.9	$5.1
Audit-Related (2)	$0.2	$0.3
Tax	$0.0	$0.0
All Other (3)	$0.1	$0.0
Total	$5.2	$5.4

(1)	Audit fees were for the audit of U. S. Steel’s annual financial statements, the audit of U. S. Steel’s internal control over financial reporting required under the Sarbanes-Oxley Act, statutory and regulatory audits, and the issuance of comfort letters and consents.

(2)	Audit-related fees were for employee benefit plan audits and procedures required by agreement or government agencies.

(3)	All other fees were for training, agreed to procedures related to conflict minerals disclosure and an annual software license renewal.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. The Committee has delegated to its chairman the authority to approve non-audit engagements of less than $500,000 between Committee meetings. In 2011 and 2012, all of the above services were pre-approved by the Committee in accordance with this pre-approval policy.

Audit Committee Report

Our committee has reviewed and discussed U. S. Steel’s audited financial statements for the year ended December 31, 2012 with U. S. Steel’s management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also discussed with U. S. Steel’s management their assessment of the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2012, and PwC’s opinion on the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2012. We have received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with PwC its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for U. S. Steel be included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

John J. Engel, Chairman	Frank J.Lucchino
Dan O. Dinges	Glenda G. McNeal
Charles R. Lee	Seth E. Schofield

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to U. S. Steel to beneficially own five percent or more of the voting stock of U. S. Steel:

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

U. S. Steel Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	8,419,507	(1)	5.83	(1)

U. S. Steel Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	7,530,681	(2)	5.21	(2)

U. S. Steel Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	7,434,351	(3)	5.15	(3)

(1)	Based on Schedule 13G filed on February 11, 2013 which indicates that The Vanguard Group, Inc. had sole voting power over 244,097 shares, shared voting power over no shares, sole dispositive power over 8,185,010 shares and shared dispositive power over 234,497 shares.
(2)	Based on Schedule 13G filed on February 12, 2013 which indicates that State Street Corporation has sole voting power over no shares, shared voting power over 7,530,681 shares, sole dispositive power over no shares and shared dispositive power over 7,530,681 shares.
(3)	Based on Schedule 13G filed on February 11, 2013 which indicates that BlackRock, Inc. had sole voting power over 7,434,351 shares, shared voting power over no shares, sole dispositive power over 7,434,351 shares and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The Board has adopted stock ownership and retention requirements for executive management. These requirements are described under the caption Stock Ownership and Retention Policy on page 53 of this proxy statement. Each executive officer is in compliance with the applicable stock ownership and retention requirements.

Non-employee directors are required to hold equity interests in the Corporation in the form of stock-based deferred compensation. This requirement is a part of our Corporate Governance Principles. Each non-employee director is required to defer at least 50 percent of his or her annual retainer as stock-based compensation under the Deferred Compensation Program for Non-Employee Directors. Amounts deferred are credited to the director’s deferred stock account in the form of Common Stock Units. No amounts are paid to the director from the deferred stock account until the director leaves the Board, at which time he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The Board and management believe that such deferral, by continually building each director’s equity interest in the Corporation, provides a meaningful continued interest in the Corporation that is tied to the shareholders’ interest because the stock issued upon a director’s departure from the Board reflects all changes in the market value of U. S. Steel common stock from the date of deferral. Each director is in compliance with the requirement described in this paragraph.

The following table sets forth the number of shares of U. S. Steel common stock beneficially owned as of January 31, 2013 by each director and director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of U. S. Steel other than those shown.

Name	Shares Beneficially Owned
James D. Garraux (1)(3)	100,559
Gretchen R. Haggerty (1)(3)	231,660
David H. Lohr (1)(3)	116,059
Mario Longhi (3)	542
John P. Surma (1)(3)	581,411
Dan O. Dinges (2)(3)	12,929
John G. Drosdick (2)(3)	24,922
John J. Engel (2)(3)	11,827
Richard A. Gephardt (2)(3)	19,999
Murry S. Gerber (2)(3)	8,237
Thomas W. LaSorda	0
Charles R. Lee (2)(3)	33,427
Frank J. Lucchino (2)(3)	19,479
Glenda G. McNeal (2)(3)	17,051
Seth E. Schofield (2)(3)	27,625
David S. Sutherland (2)(3)	30,068
Patricia A. Tracey (2)(3)	16,703
All Directors and Executive Officers as a group (22 persons) (1)(2)(3)	1,503,574

(1)	Includes shares which may be acquired upon exercise of outstanding options which are or will become exercisable within 60 days of January 31, 2013 in the following amounts: Mr. Garraux: 64,549; Mrs. Haggerty: 134,933; Mr. Lohr: 65,543; Mr. Surma: 353,136; and all directors and executive officers as a group: 789,514.

(2)

Includes those Common Stock Units granted under the Deferred Compensation Program for Non-Employee Directors that are convertible into shares of common stock upon departure from the Board, in the following amounts: Mr. Dinges: 10,929; Mr. Drosdick: 22,922;

Mr. Engel: 9,827; Mr. Gephardt: 17,999; Mr. Gerber: 6,237; Mr. Lee: 32,227; Mr. Lucchino: 18,479; Ms. McNeal: 15,045; Mr. Schofield: 26,407; Mr. Sutherland: 28,033; Vice Admiral Tracey: 15,045; and all directors and executive officers as a group: 203,150.

(3)	The total number of shares beneficially owned by each director and executive officer constitutes less than one percent of the outstanding shares of common stock of U. S. Steel. The total number of shares beneficially owned by all directors and executive officers as a group constitutes 1.04 % of the outstanding shares of common stock of U. S. Steel.

Compensation & Organization Committee Report

The Compensation & Organization Committee of the Board of Directors of the Corporation has reviewed and discussed the Compensation Discussion & Analysis with management. Based on such review and discussion, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

John G. Drosdick, Chairman	Charles R. Lee
Dan O. Dinges	David S. Sutherland
Murry S. Gerber	Patricia A. Tracey

Executive Compensation

Compensation Discussion & Analysis

Introduction	Our Compensation Discussion & Analysis addresses the compensation paid or awarded to our executive officers listed in the Summary Compensation Table and other compensation tables that follow this discussion.

In 2012, our Named Executive Officers were:

Name	Title
John P. Surma	Chairman of the Board and Chief Executive Officer
Gretchen R. Haggerty	Executive Vice President & Chief Financial Officer
Mario Longhi	Executive Vice President & Chief Operating Officer
James D. Garraux	General Counsel & Senior Vice President-Corporate Affairs
David H. Lohr	Senior Vice President-Strategic Planning, Business Services and Administration

Executive Summary	Our Compensation Principles

Our compensation programs are designed to attract, retain, motivate and reward executives who make significant contributions to the achievement of our corporate goals. The following principles support these objectives and guide the design of our compensation programs:

Compensation Principles	Compensation Design
Be Fair and Competitive

•      Executive compensation is targeted at the 50th percentile of our peer group.

•      Our compensation programs are primarily focused on objective corporate performance measures and, to a lesser extent, individual performance.

Link Executive Pay to Performance

•      Short-term incentives are based on corporate performance, principally financial and operational measures, but also safety and environmental measures.

•      Long-term incentives are tied to the performance of the Corporation’s stock over several years.

Align Executive and Shareholder Interests	• A significant portion of an executive’s compensation is delivered in equity incentives. • Executives are subject to the Corporation’s rigorous stock ownership and retention policy.
Retain Executives	• 30% of the value of annual long-term incentive grants are in the form of restricted stock units that retain some value in a period of stock market decline.
Be Cash- and Tax-Efficient

•      The greatest portion of an executive’s compensation is in the form of long-term equity incentives, which preserves the Corporation’s cash.

•      Our compensation programs are designed to preserve tax deductions.

Our Compensation Practices

The Committee has implemented the following best practices with respect to executive compensation:

What we do:

•	The Committee considers the results of the most recent Say on Pay advisory vote and investor feedback when making executive compensation decisions.

•	The Committee consists of independent directors and reserves time at each meeting to meet in executive session (without management).

•	The Committee has engaged its own independent compensation consultant, and annually assesses the consultant’s performance and independence.

•	The Committee, with the input of the full Board, engages in formal goal setting and performance evaluation processes with the CEO.

•	The Committee has established formal selection criteria for the peer group and annually reviews the composition of the peer group.

•	The Committee annually reviews Tally Sheets analyzing compensation, wealth accumulation and potential amounts to be paid upon various termination scenarios.

•	The Committee annually reviews the risks associated with our compensation programs and mitigates the risks by:

•	paying the majority of our executives’ compensation in equity,

•	implementing rigorous stock ownership and retention requirements for our executives,

•	utilizing multiple performance measures that focus on companywide metrics, and

•	placing a cap on the potential incentive payments.

•	The Committee has incorporated the following best practices into our plans and policies:

•

Our Long-Term Incentive Compensation Plan requires a “double trigger” in order for any unvested awards to vest following a change in control, so that termination of the executive’s employment must occur as a condition to accelerated vesting.

•	We have a Recoupment Policy that applies to executive management in the event our financial statements are restated as a result of fraud or misconduct, including gross negligence.

What we don’t do:

•

We do not, as a standard practice, provide contractual severance benefits other than in connection with a change in control. Of our current Named Executive Officers, only Mr. Longhi has a severance benefit, which is equal to twelve months of base salary plus his target bonus under the short-term incentive program. The severance provision expires on the third anniversary of his hire date (July 2, 2012) and it is not renewable.

•	We do not provide an excise tax gross-up provision in the change in control agreement for the CEO or for any executive change in control agreements approved after July 1, 2011.

•	We do not reprice options. The Committee believes that the intended value of an award at grant date reflects both the upside and downside potential of any such award.

Our Compensation Program

Elements of Compensation

The following charts present the principal elements of our executive compensation program: base salary, a short-term incentive (annual bonus) and long-term incentives (stock options, restricted stock units, and performance share awards). The distribution of compensation among the various compensation elements is based on the Committee’s belief that, in order to link pay to performance, most of an executive’s compensation should be paid in the form of performance-based variable compensation with an increasingly greater emphasis on variable components for the more senior executives who have greater responsibility for the performance of the business.

All of the principal elements of our compensation program, except for base salary and restricted stock units (which constitute 30% of the long-term incentive awards), are considered variable compensation as amounts actually paid are based upon achievement of performance goals or the performance of our stock. In 2012, variable compensation accounted for approximately 66% of our CEO’s target compensation and, on average, 60% of the target compensation of our other Named Executive Officers. Fixed compensation, which consists of base salary and restricted stock units, accounted for approximately 34% of our CEO’s target compensation and, on average, 40% of the target compensation of our other Named Executive Officers. Only the base salary and short-term incentive were paid in cash.

Changes to our Long-Term Incentive Compensation Program

To increase the extent to which our long-term incentives are based on achievement of performance goals, the Committee revised our long-term incentive plan in 2012 to increase the portion of long-term incentives allocated to performance share awards to 40% while lowering the percentage allocated to stock options and restricted stock units to 30% each. Prior to 2012, the awards were allocated equally among all three equity incentive components.

2012 CEO Compensation Decisions

The Committee assessed the Corporation’s performance in 2011 and made the following compensation decisions with respect to the CEO in 2012:

•	no increase in base salary,

•	the short-term incentive target was reduced to 130% in 2012 from 140% in 2011, largely reflecting trends in the revised peer group,

•	Mr. Surma’s 2012 short-term incentive award payment was approximately 28% below target, reflecting the Corporation’s performance at 75% of target,

•

the grant value of the long-term incentive awards was positioned at the 31st percentile of the long-term incentive awards for the CEOs in the peer group, reflecting the Committee’s view that, although the CEO performed well in responding to market conditions over the past two years, the Corporation underperformed relative to its peer group,

•	the stock ownership requirement for the CEO was increased from 5 times to 6 times the CEO’s salary reference point, and

•	the excise tax gross-up provision was removed from Mr. Surma’s change in control agreement.

In 2012, the Committee also determined, after the end of the three-year performance period, that the Corporation did not satisfy the threshold performance criteria for the 2009 performance awards and, therefore, no shares for any executives were earned for these awards. At Mr. Surma’s request, the Committee did not grant any long-term incentive awards to him in 2009, so he would not have earned any awards even if the Corporation had met the threshold performance criteria.

Alignment of Pay and Performance

2012 Corporate Performance

The Corporation delivered improved results in 2012 as all of our segments were profitable. The improvement from 2011 to 2012 reflects a significant increase in our European segment’s results due to the elimination of operating losses associated with our former Serbian operations, which were sold in January 2012. Our Tubular operations benefitted from strong consumption of oil country tubular goods with higher average realized prices and shipments. Our North American Flat-rolled operations’ results decreased slightly reflecting lower average realized prices. Hot-rolled steel prices averaged approximately $80 per ton less in 2012 compared to 2011, which had a significant impact on our results.

The following table shows the segment results for the last three years and an improvement of approximately $740 million from 2010 to 2012.

Segment Income (Loss) from Operations

Although our performance has improved in recent years, it still reflects the slow and uneven recovery of the steel industry from the global economic recession that began in 2008, which resulted in significantly lower demand and decreased profitability across all of our business segments and major markets. Although published sources have shown a slight improvement in apparent steel consumption in the United States and Canada in each of the last 3 years, overall demand remains below the pre-recession levels. Other factors in the steel industry that have impacted our financial results and stock price include increased volatility in the industry and the cost of raw materials and energy. As the economy recovers, we have experienced shorter business cycles measured in months rather than traditional multi-year cycles, which makes it difficult to balance the procurement of raw materials and energy with our steel production and customer demand.

For purposes of our incentive compensation programs, performance is measured by Return on Capital Employed (ROCE), Total Shareholder Return (TSR), and Shipment Tons (i.e., the total tons of steel products we ship). Although all of our segments improved, overall shipments decreased in 2012 as increased shipments for our Flat-rolled and Tubular operations were more than offset by decreased shipments for our European operations due to the sale of U. S. Steel Serbia. The table below shows these performance measures over the last three years.

Measure	2010 Performance	2011 Performance	2012 Performance
ROCE	-0.09%	2.9%	6.2%
TSR(1)	6.3%	-54.4%	-9.1%
Shipment Tons (millions)	22.3	22.3	21.7

(1)	Total Shareholder Return (TSR) is based on the calendar year using the following formula: closing price on December 31 plus all dividends for the year, divided by the closing price on December 31 of the prior year, minus 1.

Incentive Compensation Payments

Our incentive compensation programs are tied directly to the performance of the Corporation. Specifically:

•

The amount of the annual short-term incentive award is based on achievement of our goals relating to ROCE and Shipment Tons, subject to modification based on safety performance and environmental emissions improvement.

•	Under our long-term incentive program:

•	the value of the stock options and the restricted stock units is directly related to our stock price, and

•	the vesting of performance awards is dependent on our TSR compared to the TSR of the companies in our peer group.

In assessing the alignment of our pay to performance, it is important to note that the amounts shown under “Stock Awards” and “Option Awards” in the Summary Compensation Table reflect the valuation methodology mandated by SEC regulations, which is based on grant date fair value as determined under generally accepted accounting principles and does not reflect subsequent performance of our shares. However, it is precisely the performance of our shares subsequent to the grant date that determines the ultimate value to be realized by our executives and aligns the interest of our executives and shareholders.

The following table illustrates how our performance has affected the payout of our short-term incentives and the effect of the performance of our common stock on the ultimate value of the long-term incentives that would be received by our executives based on the closing price of our common stock on December 31, 2012. For purposes of the table:

•

The amounts shown under “Annual Incentive” reflect the percentage of the Target Award earned under our Annual Incentive Compensation Plan, based upon corporate performance against established measures and without consideration of individual executive performance.

•

The “Intrinsic Value” shown under the “Stock Options” column is the amount (if any) by which the market value of our shares underlying an option exceeds the exercise price. If the exercise price exceeds the market price, the stock options have no intrinsic value.

•

The “Restricted Stock” column shows the market value on December 31, 2012 of the shares underlying the restricted stock units as a percentage of the market value on the grant date. To the extent that the market value has declined, the dollar amount of the value of the restricted stock units reflected in the Summary Compensation Table also will decline.

•

The “Performance Awards” column indicates the percentage of the performance awards that would be paid out based on our TSR as compared to the TSR of the peer group companies. The information in the table reflects the assumption that the performance periods for the 2010, 2011 and 2012 performance awards ended on December 31, 2012. As indicated in the table, no shares would be paid out if the relevant performance period ended on December 31, 2012.

	Annual Incentive	Stock Options*		Restricted Stock*	Performance Awards*
Year	Calculated Maximum Award as a % of Target	Exercise Price	Intrinsic Value	Value as a % of Grant Value	Award Payout as a % of Target
2012	75%	$22.280	$1.57	107%	0%
2011	54%	$45.805	$0	52.07%	0%
2010	26%	$45.650	$0	52.25%	0%

*	Based on the closing stock price of $23.85 on December 31, 2012 and, for 2012, a weighted average of all awards granted during the year.

Realizable Compensation

Another method of evaluating the alignment of our pay to performance is to compare both our company performance with respect to certain key performance metrics and the realizable value of our direct compensation to those of our peer group.

To establish a comparative performance indicator, the Committee’s consultant developed a performance composite reflecting the average ranking of U. S. Steel’s net revenue growth, EBIT margin (earnings before interest and taxes as a percentage of revenue), return on capital employed (ROCE), and total shareholder return (TSR) against the companies in the peer group from 2009 through 2011, the last year for which information is available. These measures were selected because they are considered by the Committee to be reasonable indicators of performance and, in the case of ROCE and TSR, are significant performance measures used in the Corporation’s incentive programs.

To establish a comparative compensation indicator, the Committee assessed the realizable value of the CEO’s total direct compensation (salary, short-term incentives and long-term incentives) over the three-year period ending on December 31, 2011. The use of realizable value shifts the focus of compensation from the accounting value on the date of grant (as reflected in the Summary Compensation Table) to the current value of awards based on actual performance and current stock price, which takes into account changes in the value of equity awards. We refer to the realizable value of compensation as “realizable compensation.”

The table below demonstrates, for the three year period ending December 31, 2011, the pay for performance alignment of our CEO’s compensation relative to our peer group based on the performance composite described above, as well as ROCE and TSR performance. For purposes of the table, and consistent with the Committee’s analysis, realizable compensation includes:

•	base salary,

•	actual annual short-term incentive compensation earned, and

•	aggregate value of long-term incentives, consisting of:

•	the in-the-money value of stock options granted during the period,

•	the value of restricted stock units granted during the period, and

•	for performance awards, the actual payouts for awards granted in 2009 and the payout for performance awards granted in 2010 and 2011, if the performance period ended on December 31, 2011.

Pay for Performance Alignment

2009–2011 CEO Realizable Compensation(1)

	Performance			CEO Realizable Compensation
	ROCE	TSR	Composite(2)
Percentile Rank Compared to Peer Group Companies	0%	0%	3%	0%

(1)	The above table is based on publicly disclosed data from 2009 through 2011. Information on the peer group of companies for 2012 was not available at the time of the printing of this proxy statement.
(2)	Composite performance represents the average percentile for net revenue growth, EBIT margin, ROCE and TSR.

Committee Consideration of 2012 Advisory Vote on Executive Compensation

In 2012, shareholders approved the compensation of our Named Executive Officers as disclosed in our 2012 Proxy Statement with approximately 65% of the votes cast in favor of it. With the endorsement of the Committee, management actively engages in discussions with our shareholders regarding our executive compensation policies and practices. In connection with the 2012 vote, management contacted over 40 of our largest shareholders representing nearly 50% of our outstanding shares. This intensive shareholder outreach effort resulted in a constructive dialogue with a significant number of our shareholders. The results of these efforts were shared with the Committee. Additionally, management conducts an active investor relations effort throughout the year, attending formal investor conferences, hosting meetings with numerous investors and potential investors, and responding to shareholder communications.

The Committee believes that shareholder communication is important and considers the views expressed by our shareholders in making compensation decisions. Specifically, the Committee implemented the following changes in 2012:

•

increased the performance award portion of grants under the long-term incentive program to 40% of the total awards and reduced the stock option and restricted stock portions to 30% each, reflecting the Committee’s view that this allocation best accomplishes its objectives of aligning pay with performance and the retention of executives,

•	added four new peer companies for 2013, all of which are smaller than the Corporation in terms of revenue,

•	increased the stock ownership requirement for the CEO to 6 times his salary reference point, and

•	removed the excise tax gross-up provision from the CEO’s change in control agreement (in 2011, the excise tax gross-up provision was removed for new executives).

The Committee’s decisions were intended to further align executive compensation with corporate performance and shareholder interests.

Setting Executive Compensation	Consultant and Management Input

The Committee makes decisions regarding executive compensation with input from Pay Governance LLC, an independent consultant. Additionally, with regard to compensation for executives other than the CEO, the Committee obtains input from the CEO.

Compensation Assessments

As part of its annual process of determining executive compensation, the Committee’s consultant prepares competitive assessments by position for each element of compensation at the time the Committee makes its compensation decisions. Additionally, the consultant prepares a competitive assessment of the aggregate compensation for the prior year by position. This review is conducted against the prior year in order to compare the Corporation’s information with the peer group of companies’ public disclosures and other data that the consultant deems relevant. The objective of this assessment is to determine the alignment of the executive’s compensation relative to the Corporation’s performance.

Peer Group

The Committee also considers relevant market pay practices in its decision making process. Specifically, a peer group of companies is used to:

•	Serve as a market reference when making compensation decisions,

•	Assess the competitiveness of each element of compensation and compensation in total,

•	Serve as a market reference for program design features,

•	Serve as the standard for evaluating Total Shareholder Return for long-term incentive purposes, and

•	Serve as a reference when analyzing pay-for-performance alignment.

As a secondary source of information, the Committee will from time to time use other data supplied by the consultant.

The following criteria was developed by the Committee’s consultant to aid in the selection of companies to include in the peer group:

•	Large companies primarily from the Materials sector or Industrials sector within the GICS classification codes,

•	Companies similar in complexity to U. S. Steel; specifically, companies that have:

•	Revenues that range from half to double that of the Corporation,

•	Capital intensive businesses as indicated by lower asset turnover ratios,

•	Market capitalization reasonably aligned with the Corporation, and

•	Employee headcount similar to that of the Corporation,

•	Acceptable levels of financial and shareholder performance and a higher company stock price volatility (commonly referred to as “Beta”) to align with that of the Corporation, and

•	Elimination of companies with unusual compensation practices (i.e., company founders who receive little or no compensation and companies that are subsidiaries of other companies).

The Committee desires to maintain a peer group of 25 to 30 companies with the Corporation at approximately the middle of the peer group. In recent years, the Corporation’s stock price has resulted in market capitalization that was low when compared to its peer group. Accordingly, the Committee has been required to balance company size with market capitalization. Over the past few years, the Committee has replaced several of the larger companies with peer companies that generally are smaller than the Corporation in terms of revenues and asset size but larger than the Corporation in terms of market capitalization.

The peer group approved by the Committee for 2012 pay decisions is set forth in the table below.

($s are in millions) Company	Revenue Actual FY2011	Total Assets FY2011	Market Cap 6/30/2012	Employees	Stock Price Volatility 6/30/2012
Sunoco, Inc. (1)	$44,578	$11,982	$4,969	10,500	0.9
Johnson Controls Inc.	$40,833	$29,676	$18,848	162,000	1.5
Hess Corporation	$38,466	$39,136	$14,666	14,350	1.6
Deere & Company	$31,629	$48,207	$32,165	61,300	1.3
International Paper Company	$26,034	$26,993	$12,636	61,500	1.5
Alcoa, Inc.	$24,951	$40,120	$9,334	61,000	1.6
Freeport-McMoRan Copper & Gold Inc.	$20,880	$32,070	$32,336	31,800	1.8
Goodyear Tire & Rubber Co.	$22,767	$17,629	$2,890	73,000	2.0
Whirlpool Corp.	$18,666	$15,181	$4,725	68,231	1.3
Union Pacific Corporation	$19,557	$45,096	$57,119	45,642	1.2
Nucor Corporation	$20,024	$14,570	$12,016	20,800	1.4
TRW Automotive Holdings Corp.	$16,244	$10,262	$4,514	63,200	2.1
Ingersoll-Rand Plc	$14,782	$18,754	$13,056	52,000	1.7
Eaton Corporation	$16,049	$17,873	$13,383	72,000	1.5
PPG Industries Inc.	$14,940	$14,382	$16,161	38,400	1.3
Cummins Inc.	$18,060	$11,668	$18,625	43,900	1.8
Navistar International Corp.	$13,958	$12,291	$1,945	20,800	2.2
Textron Inc.	$11,275	$13,615	$6,971	32,000	1.7
PACCAR Inc.	$16,355	$17,173	$13,979	23,400	1.6
Parker Hannifin Corporation	$12,346	$10,887	$11,613	58,409	1.5
Masco Corporation	$7,467	$7,297	$4,953	31,000	1.9
Weyerhaeuser Co.	$6,216	$12,598	$11,956	12,800	1.5
Reliance Steel & Aluminum Co.	$8,135	$5,606	$3,794	10,650	1.7
AK Steel Holding Corporation	$6,468	$4,450	$649	6,600	2.4
Eastman Chemical Co.	$7,178	$6,184	$6,948	10,000	1.7
MeadWestvaco Corporation	$6,060	$8,763	$4,955	17,000	1.3
Timken Co.	$5,170	$4,352	$4,470	20,954	1.9
25th Percentile	$9,705	$10,574	$4,839	18,900	1.4
Median/Count	$16,244	$14,382	$11,613	32,000	1.6
75th Percentile	$21,824	$22,874	$14,322	61,150	1.8
United States Steel Corporation	$19,884	$16,073	$2,843	43,000	2.2
Percentile	68%	59%	7%	57%	97%

Source: publicly disclosed data.

Data is based upon each company’s fiscal year, which, in some cases, do not align with U. S. Steel’s fiscal year end of December 31st.

(1)	Sunoco, Inc. was acquired by another entity in October 2012 and therefore removed from the peer group for purposes of comparing ROCE and TSR.

In 2012, the Committee added Terex Corporation, Allegheny Technologies Inc., Illinois Tool Works, and Cliffs Natural Resources Inc. to the peer group for purposes of benchmarking executive compensation in 2013. The revised peer group will be reviewed again by the Committee before any 2013 performance awards are granted. All four of these companies are smaller than the Corporation in terms of revenue and, except for Illinois Tool Works, assets. In terms of market capitalization, the Corporation is smaller than all of these companies, except for Terex Corporation.

Target Compensation

The Committee targets compensation at the 50th percentile of the peer group of companies across the three major elements of compensation (salary, short-term incentive and long-term incentive compensation). The actual amount of the payment to our executives under our incentive plans may be more or less than the targeted 50th percentile if the Corporation’s performance exceeds or falls short of our expectations and the performance of our peers. An executive’s actual compensation also may be positioned above or below the targeted 50th percentile based upon individual performance, the executive’s experience in the position, and the relative strategic importance U. S. Steel assigns to the position. In general, the adjustment, if any, made for these individual performance factors is usually less than 10% of compensation.

Individual Performance

The Committee is responsible for approving the CEO’s compensation, giving consideration to, among other things, the CEO’s individual performance in the areas of integrity, leadership and effectiveness. The CEO’s individual performance objectives are reviewed by the Committee and approved by the Board. A similar evaluation is performed by the CEO with respect to all other executives using like measures and objectives. The 2012 individual performance objectives are listed in the following table:

Performance Category
Strategy	Results and Operations	People	Communications

• Strategic Objectives	• Safety • Profitable Results • Management of Operations • Compliance and Reporting Process Controls	• Succession Planning • Develop and Retain High Performance Organization • Diversity and Inclusion	• Shareholder Relations • External Relations • Board Relations • Employees

Risks Related to Executive Compensation

The Committee annually assesses the Corporation’s exposure to risk that may result from its compensation programs for executives and other employees. As a result of its most recent review in 2012, the Committee noted the following:

•

Compensation Mix: Executives receive a mixture of short-term and long-term incentives in addition to base salary. Long-term incentives, which are paid in equity, make up the majority of our executives’ compensation.

•	Capped Awards: Payments under our short-term incentive plan are capped at 215% of target and our performance share awards are capped at 200% of target.

•

Performance Metrics: The Committee believes that the focus on companywide metrics encourages companywide, rather than business unit, thinking. Long-term incentives are based upon different metrics from those used for the short-term incentives.

•	Stock Ownership and Retention: Executives are required to retain a significant portion of their long-term incentive compensation in the form of common stock.

For these reasons, the Committee concluded that our compensation programs discourage executives from taking excessive risks and encourage them to act in the best long-term interests of the Corporation’s shareholders.

Recoupment Policy

The Corporation has implemented a Recoupment Policy that applies to executive management and provides for the recoupment of incentive awards in the event the Corporation’s financial statements are restated and an executive is involved in fraud or misconduct, including gross negligence, in connection with the reason for the restatement.

Elements of Executive Compensation	The types of compensation provided to our executives include:

•	Salary,

•	Short-Term Incentive Compensation,

•	Long-Term Incentive Compensation,

•	Retirement Benefits, and

•	Other Compensation.

Salary

The Committee reviews the salaries of our executives on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary adjustments are based on an evaluation of an executive’s performance and level of pay compared with salary levels for comparable executives at the companies in our peer group. In its discretion, the Committee may choose not to approve any annual salary increases or may limit or defer increases in response to financial constraints.

2012 Salary Decisions

In 2012, the CEO received no increase in base salary and the other Named Executive Officers received an average increase of approximately 2.33%, which is below the 3% that was projected by the Committee’s consultant for both the general and manufacturing industries.

Short-Term Incentive Compensation

Our Annual Incentive Compensation Plan is a short-term incentive program designed to provide performance-based compensation that generally retains the tax deductibility of short-term incentive awards. Typically, the short-term incentive awards are paid in cash, but the Committee retains discretion to provide the award in cash, stock, or a combination of both. The plan’s objective is to align our executives’ compensation with the achievement of annual performance goals that support our business strategy. In 2012, the Committee selected four performance measures for the program: a financial measure, an operational measure, and two citizenship measures.

Financial and Operational Performance Measures

The Committee sets performance goals for each performance period based on expected business results for the upcoming year, which are intended to be challenging yet achievable and in alignment with shareholder interests. The primary financial and operational performance measures, ROCE and steel shipment tons, are critical measures of overall corporate and operational performance that link to our business plans and strategy. Of these two measures, the greater emphasis is placed on ROCE at an 80% weighting with the remaining 20% placed on steel shipment tons. The Committee’s consultant tests the appropriateness of these goals by considering the general economic environment for the upcoming year, reviewing historical performance among our peer group of companies and a broader index of durable goods manufacturers and conducting probability analyses based on historical results.

•

Return on Capital Employed (ROCE) – This financial performance measure is intended to keep executives focused on maximizing the Corporation’s near-term return, including operating results, from the use of its resources, including working capital and fixed investments. It is calculated by dividing our annual income from operations by average capital employed in the business. Capital employed is the average of quarterly amounts determined by subtracting accounts payable from the sum of receivables, inventories, and net property, plant and equipment. Unless contemplated in the approved performance target, income from operations excludes charges or credits for business dispositions, acquisitions, asset sales, asset impairments, workforce reductions, shutdowns, and amounts not allocated to business segments.

•

Shipment Tons – This operational performance measure is intended to encourage business growth. The Committee uses this measure, rather than a measure based on production, to avoid providing incentive to build inventory beyond the level of demand for our products. Shipment Tons is defined as the total tons of steel products we ship worldwide during the year. Shipments from facilities that are the subject of dispositions and acquisitions during the current Performance Period are excluded from this measure.

The following table demonstrates the weighting of the two main performance measures:

Performance Measures	ROCE Payout as a Percent of the Individual Target Award	Shipment Tons Payout as a Percent of the Individual Target Award	Total Award as a Percent of the Individual Target Award
Threshold	40%	10%	50%
Target	80%	20%	100%
Maximum	160%	40%	200%

The annual ROCE target has generally been based on the annual business plan with consideration given to the Corporation’s cost of capital to ensure alignment with shareholder interests. In 2012, the Committee established the performance target for ROCE at 12% and the performance threshold for payout at 6%.

Citizenship Measures

The Committee believes that a responsible, well-functioning company should maintain certain citizenship standards. Accordingly, we use additional performance measures referred to as “citizenship” measures to promote certain behavior. In 2012, the Committee set goals for two such measures – the safety of our workforce and the reduction of the Corporation’s environmental emissions.

•

Safety performance is based on the number of incidents related to serious work-related injuries that prevent an employee from returning to work for 31 days, and work-related fatalities, if any. The targeted performance level takes into consideration both industry performance and recent actual Company performance.

•	Environmental emissions improvement is based on a reduction in the number of occurrences of noncompliant air and water emissions from the prior performance period.

These citizenship measures are used as modifiers, capable of increasing or decreasing an executive’s calculated award by up to 5% with respect to environmental emissions and by up to 10% with respect to safety performance. As a result, the maximum amount payable to an executive is 215% of an executive’s award at the target level.

Individual Target Awards

An executive’s Target Award under the short-term incentive plan is equal to the percent of base salary assigned to each executive, which is shown in the table on page 51. The percentage applied to each executive’s base salary is designed to be above the market-median short-term incentive compensation for that executive, determined using the benchmarking analysis described above. In setting the Target Awards for 2012, the range of Target Awards for the Named Executive Officers was from 0% to 20% above the market-median, with Mr. Surma at 5% above the median and Mr. Longhi at the median. For the Named Executive Officers combined, the weighted average Target Awards were 9% above the market median.

Although compensation is generally targeted at the 50th percentile, the Committee usually sets an executive’s Target Award above the market-median to establish a maximum amount that may be awarded under the plan and to enable the Corporation to deduct such awards. In consideration of individual performance by the executive, the Committee may, in its discretion, award amounts up to the “Calculated Maximum Award” which is a percentage of the Target Award determined by the Corporation’s performance. Individual performance is evaluated using subjective criteria and, in the case of executives other than the CEO, with input from the CEO.

2012 Short-Term Incentive Compensation Targets and Decisions

The actual performance of the Corporation with respect to the 2012 performance metrics is shown in the table below. The Corporation’s ROCE improved from 2.9% in 2011 to 6.2% in 2012 and, therefore, it exceeded the threshold payout level of 6%. Shipments were 21.7 million tons, only slightly below the target level. Environmental emissions performance again improved over the target for the seventh consecutive year; emissions have been reduced to approximately one-sixth of the 2006 emissions level. Our safety performance was also significantly better than the industry average and an improvement over 2011, with an 8% reduction in serious work-related injuries, the lowest rate of serious incidents in the Corporation’s history.

Performance Measure	2012 Performance	Payout Rate(2)
ROCE
	<6.0%	0%
Threshold	6.0%	40%
Actual	6.2%	41%
Target(1)	12.0%	80%
Maximum	≥18.0%	160%

Shipment Tons (millions)
	<17.7	0%
Threshold	17.7	2%
Actual	21.7	19%
Target(1)	22.1	20%
Maximum	≥26.4	40%

Safety (Actual)		10%
Environmental (Actual)		5%
Total Payout Rate for Actual Performance		75%

(1)	Performance at the Target level would result in a 100% payout rate (80% weighting for ROCE and 20% weighting for Shipment Tons).

(2)	The Actual Payout Rates are interpolated based on actual performance within the 2012 Target Performance ranges and are rounded in total.

In 2012, the Committee reduced Mr. Surma’s Target Award from 140% to 130% of his base salary, reflecting revisions in the peer group made in 2011 that lowered the median target award as a percentage of base salary for peer group CEOs. No adjustments were made with respect to the other Named Executive Officers.

The Corporation’s performance in 2012 resulted in a calculated payout rate of 75% of the Target Award. The Committee considered the market median and individual performance for each executive and awarded amounts to the Named Executive Officers that were, on average, approximately 5% below the Calculated Maximum Award. The table below shows the Calculated Maximum Award and the Actual Awarded Amount.

Executive	Year	Target Award as % of Base Salary (1)	Target Award (2)	Corporate Performance (3)	Calculated Maximum Award (4)	Actual Awarded Amount (5)
J. P. Surma	2012	130%	$1,638,000	75%	$1,228,500	$1,181,000
G. R. Haggerty	2012	100%	$621,180	75%	$465,885	$410,000
M. Longhi	2012	100%	$410,000	75%	$307,500	$307,500
J. D. Garraux	2012	95%	$547,960	75%	$410,970	$402,000
D. H. Lohr	2012	95%	$523,260	75%	$392,445	$352,000

(1)	Base Salary is the rate of pay determined by annualizing the salary for the last month of the performance period (December 2012) and, for Mr. Longhi who was hired on July 2, 2012, prorated based on the number of full months worked during the performance period.

(2)	Target Award is the amount that would be paid to the executive assuming the Corporation achieves its target performance objectives and before consideration of the market median and individual performance.

(3)	Corporate Performance is the payout rate determined by the Corporation’s performance against all of the performance measures.

(4)	Calculated Maximum Award is the maximum award payable. The Calculated Maximum Award is equal to the Corporate Performance payout rate times the Target Award.

(5)	Actual Awarded Amount is the amount awarded by the Committee after consideration of the market median and individual performance.

Long-Term Incentive Plan and Stock Ownership

In 2012, the Committee increased the proportion of performance awards granted under the long-term incentive program to 40% of the total awards, and reduced the proportions of stock options and restricted stock units to 30% each. Prior to 2012, the awards were distributed evenly among three equity incentive vehicles (stock options, restricted stock units, and performance awards). The Committee believes these three long-term incentive vehicles best accomplish its objectives, as indicated in the following table:

Plan Objectives	Stock Options (30%)	Restricted Stock Units (30%)	Performance Awards (40%)
Pay for Performance	X		X
Alignment of Executive and Shareholder Interests	X	X	X
Retention of Executives		X	X
Cash Efficient	X	X	X
Tax efficient	X		X

Historically, equity incentive awards are granted at the Committee’s May meeting, and the Corporation does not time the granting of such awards with the timing of the release of material non-public information. Approved award values are converted to a number of award units (shares) by dividing the aggregate award value by the grant date value of an award unit determined in accordance with generally accepted accounting principles.

Performance Share Awards

Performance share awards provide an incentive for executives to earn full-value shares based on our TSR as compared to that of our peer group of companies over a three-year performance period. Performance awards encourage executives to enhance the Corporation’s performance in a manner that will enable it to achieve a superior total shareholder return in comparison to the peer group of companies. The performance share awards do not pay dividends or carry voting privileges prior to vesting.

The 2012 performance period began on the third business day (April 27, 2012) following the public release of the Corporation’s earnings for the first quarter of 2012 and will end on the twelfth business day following the public release of the Corporation’s earnings for the first quarter of 2015 or, if earlier, the date of a change in control. The Committee chose to use these beginning and ending measurement periods to ensure that the measurements will occur after the market has absorbed the Corporation’s latest earnings information and to alleviate any concerns that shareholders may have regarding the timing of the release of material information in connection with the determination of executive compensation. Additionally, the performance period begins following the release of first quarter earnings because, for tax deduction purposes, the performance period must begin within 90 days of the May grants.

Award payouts are determined based on the rank of our TSR compared to the TSR of the companies in our peer group as shown in the table below.

U. S. Steel’s TSR Ranking	Award Payout as a % of Target
< 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	200%

Interpolation is used to determine actual award payout as a percentage of target for a TSR ranking between the percentages specified in the table.

Under the administrative regulations for the long-term incentive program, the Committee approves a peer group for TSR comparison purposes. In May 2012, the Committee approved the use of the 2012 performance award peer group (the same companies noted above) with no modifications.

Stock Options

The Committee believes that stock options are a good vehicle for delivering performance-based compensation to executives. Stock options are performance-based awards that reward executives for an increase in the Corporation’s stock price over the term of the option. The value to executives is limited to appreciation of our stock price, if any, above the option’s exercise price after the option becomes exercisable and before it expires. Stock options have a term of ten years and vest ratably on each of the first, second and third anniversaries of the grant date, subject to continued employment on each vesting date. The exercise price is the average of the high and low stock prices on the date of grant.

Restricted Stock Units

Restricted stock units are awards that deliver shares of common stock (“full-value shares”) and accumulated dividends upon vesting. Restricted stock units vest ratably on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on each vesting date.

The Committee believes that restricted stock units provide the best retention benefits among our long-term incentives, especially during times of challenging economic and industry conditions. They also enable our executives to build ownership in the Corporation, which addresses a key compensation objective. Restricted stock units provide downside risk to the executives, thereby discouraging the executives from taking risks that would not be in the best long-term interest of shareholders.

2012 Long-Term Incentive Award Decisions

In 2012, the Committee determined that while the executive management team had performed well in responding to the market changes over the preceding two years, the Corporation underperformed its peer group. Therefore, the value of the incentive award that the Committee granted to Mr. Surma in 2012 was at the 31st percentile for CEOs of the peer group and the awards granted to the other Named Executive Officers were positioned in the second quartile of the peer group. The Committee elected to award a larger portion of the long-term incentive awards in the form of performance awards to give executives incentive to outperform a peer group of companies on a total shareholder return basis.

Additionally, the Committee determined that the 2009 performance award did not vest in 2012 because U. S. Steel’s relative total shareholder return ranking was below the threshold performance level for the preceding three-year performance period.

Stock Ownership and Retention Policy

We have adopted a comprehensive stock ownership and retention policy designed to support a culture of ownership among our executives that will align their interests with those of the Corporation’s shareholders. The program consists of two elements:

•	Stock ownership requirements, and

•	Stock retention requirements.

Our stock ownership policy requires our executives to accumulate and retain a minimum level of ownership in U. S. Steel common stock based upon their positions and salaries. Specifically, our executives must hold stock having a fair market value equal to a designated multiple of salary, as indicated in the table below:

Executive Salary Level (1)	Multiple of Salary Reference Point
CEO	6 X	(2)
Grades 2-4	3 X
Grades 5-8	1 X

(1)	Grades 2-4 generally include members of the Executive Management Committee, which is the highest ranking committee. Grades 5-8 include all other executives.

(2)	In 2012, the CEO’s stock ownership requirement was raised from 5 to 6 times the CEO’s salary reference point.

Until an executive satisfies the ownership requirements, the executive must retain 100% of the after-tax value of stock acquired upon vesting of restricted stock units and performance awards and 25% of the after-tax value of shares issued upon stock option exercises. Once the stock ownership requirement is met, each executive is expected to retain at least 25% of all additional shares (net of any exercise costs and taxes) obtained through the exercise of stock options and the vesting of restricted stock units and performance awards. As of December 31, 2012, all Named Executive Officers, other than Mr. Longhi who was hired on July 2, 2012, had exceeded their ownership requirements and had complied with the stock retention policy.

The Committee believes the ongoing 25% retention requirement is an appropriate complement to our long-term incentive plan, as it underscores a principle objective of the program—namely to align executive interests with those of our shareholders over the long-term.

Retirement Benefits

In order to attract and retain talented executives, we believe that it is important to provide employees with some level of income replacement during their retirement. Retirement benefits provided to our CEO have been compared to those provided to chief executive officers among our peer group of companies. When expressed as a percent of pre-retirement base salary and short-term incentive awards, our CEO’s retirement benefits were found to be reasonable and within the range of benefits provided to other peer group chief executive officers.

Qualified Plans

All of our current Named Executive Officers participate in the Corporation’s two qualified retirement programs (together, the “Qualified Pension Programs”), except for Mr. Longhi who participates only in the Steel Savings Plan:

•	United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (the “Steel Pension Plan”) and

•	United States Steel Corporation Savings Fund Plan for Salaried Employees (the “Steel Savings Plan”).

The Qualified Pension Programs are designed to provide eligible employees of U. S. Steel and its affiliates with income during retirement. Mr. Longhi is not eligible to participate in the Steel Pension Plan and the related non-qualified pension programs described below, as participation was frozen in the defined benefit plans prior to Mr. Longhi’s hire date of July 2, 2012.

Non-Qualified Plans

The Corporation also maintains the following non-qualified pension programs (together, the “Non-Qualified Pension Programs”) that are designed to provide retirement benefits to executives and other high-level employees of U. S. Steel and its affiliates:

•	United States Steel Corporation Non Tax-Qualified Pension Plan (the “Non Tax-Qualified Pension Plan”),

•	United States Steel Corporation Executive Management Supplemental Pension Program (the “Supplemental Pension Program”),

•	United States Steel Corporation Supplemental Thrift Program (the “Supplemental Savings Program”), and

•	United States Steel Corporation Non Tax-Qualified Retirement Account Program (the “Non Tax-Qualified Retirement Account Program”).

All of our current Named Executive Officers other than Mr. Longhi participate in the Non Tax-Qualified Pension Plan, the Supplemental Pension Program, and the Supplemental Savings Program. Because of his date of hire, Mr. Longhi is only eligible to participate in the Supplemental Savings Program and the Non Tax-Qualified Retirement Account Program. In addition, the Committee established a separate non-qualified plan known as the Supplemental Account for Mr. Longhi, which provides him with benefits that are similar to those provided to other executives and high-level employees of U. S. Steel and its affiliates under the United States Steel Corporation Supplemental Retirement Account Program.

The purpose of the Non Tax-Qualified Pension Plan, the Supplemental Savings Program, and the Non Tax-Qualified Retirement Account Program is to provide benefits that are not permitted to be provided under the Steel Pension Plan and Steel Savings Plan, respectively, due to certain limits established under, or that are required by, the Internal Revenue Code (“Code”). The benefit accrual formulas under these Non-Qualified Pension Programs are approximately equal to the formulas under the respective Qualified Pension Programs.

The purpose of the Supplemental Pension Program and the Supplemental Account is to provide pension benefits for executives and certain non-executives based upon compensation paid under our short-term incentive compensation plans. Absent the benefits provided by these plans, our executives would not receive retirement benefits that take into account compensation paid under the short-term incentive compensation plans. By providing a retirement benefit based on pay earned through the incentive compensation plans, we avoid the incongruity of expecting executives to take more of their cash compensation in the form of variable, incentive-based compensation and, as a result, having executives receive less replacement income as a percent of cash compensation due to the exclusion of the incentive-based compensation from the Qualified Pension Programs.

Benefits under the Supplemental Pension Program are subject to service-based and age-based restrictions. Unless the Corporation consents, benefits are not paid under the Supplemental Pension Program if the executive voluntarily terminates employment prior to the attainment of age 60. Similarly, with respect to the Supplemental Account established for Mr. Longhi, no benefits are payable if he voluntarily terminates his employment without the consent of the Corporation or prior to the attainment of age 65. We believe that these restrictions help to support our retention objectives.

For more information on the Non Qualified Pension Programs, see the “2012 Pension Benefits” and “2012 Nonqualified Deferred Compensation” sections below.

Letter Agreements

Of our current Named Executive Officers, only Mr. Surma has a letter agreement. Generally, the agreement with Mr. Surma was entered into as an inducement for him to join an affiliate of U. S. Steel in 1997 and was assumed by U. S. Steel in connection with its 2001 separation from Marathon Oil Corporation and Mr. Surma’s agreement to transfer to U. S. Steel (for a detailed description of the letter agreement, see the discussion under “2012 Pension Benefits — Letter Agreements”).

The Corporation may enter into similar letter agreements from time to time in order to attract experienced professionals for high-level positions, adequately staff certain positions, or retain key employees. Mr. Longhi does not have a letter agreement, but the Corporation included a severance provision in his offer letter that would provide him with a lump sum payment equal to the sum of one year of his base salary and target bonus under the short-term incentive program if the Corporation terminates his employment, other than for cause, prior to the third anniversary of his date of hire.

Other Compensation

Severance Agreements

We have change in control severance agreements in place for all executives. The Committee believes that these arrangements enable our executives to evaluate corporate opportunities that may be favorable for the shareholders without the accompanying concerns about the potential impact on their job security.

Payments under these severance agreements would be triggered only upon the occurrence of both a change in control of the Corporation and a termination of an executive’s employment. While the current form of agreement pays three times salary and bonus upon a change in control and termination, the Committee, based upon advice from its consultant, has determined that such agreements with new members of executive management will provide payments equivalent to two and one-half times salary and bonus for direct reports of the CEO who are members of the Executive Management Committee and at two times salary and bonus for all other executives. Additionally, the Committee removed the excise tax gross-up provision in these agreements for Mr. Surma and those executives approved after July 1, 2011 to have change in control agreements. See “Potential Payments Upon Termination or Change in Control” for additional information regarding the key terms and provisions and the quantification of these benefits to executives.

Perquisites

We provide a limited number of perquisites. We provide them because they:

•	facilitate the executives’ ability to do their jobs without undue distractions or delays (e.g., parking spaces in our headquarters building),

•	have clear business-related purposes (e.g., club memberships, which facilitate the entertainment of customers, suppliers and other business associates),

•	provide a measure of safety unavailable elsewhere (e.g., limited personal use of corporate aircraft), and

•	provide assistance in handling the financial intricacies of our compensation programs to ensure accurate personal tax reporting (e.g., financial planning and tax preparation).

These benefits maximize the safe and efficient use of our executives’ time and, by facilitating the development of commercial and other business relationships, provide a significant benefit to the Corporation and its shareholders at an immaterial cost.

We do not provide gross-up payments to cover personal income taxes that may be attributable to any of the perquisites except for (a) relocation and (b) tax equalization and travel related to expatriate assignments. These gross-ups are also provided to non-executive employees.

Other Benefit Programs

U. S. Steel’s executives participate in many of the benefits provided to non-union employees generally, including vacation and holiday benefits, insurance benefits, disability benefits, and medical and prescription drug programs. Under the insurance benefits, certain employees, including the Named Executive Officers, have been offered the U. S. Steel Variable Universal Life Insurance program, a form of company-provided life insurance as an alternative to the Corporation’s basic life insurance coverage. We believe these benefits support our overall retention objectives.

Accounting and Tax Matters	For a discussion of the accounting impacts on various elements of long-term incentive compensation, see footnote 12 to the Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2012.

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid to a public company’s CEO and certain other highly compensated officers in compensation any taxable year. However, “qualifying performance-based compensation” that meets specified legal requirements is not subject to the deduction limit. All short-term incentive payments, compensation attributable to stock option exercises and performance award vesting during 2012 satisfied the requirements for deductibility under Section 162(m). All service-vesting restricted stock units vesting during 2012, including any dividends on such stock, did not satisfy the requirements for deductibility under Section 162(m). Also, annual salary and imputed income, such as perquisites, do not qualify as performance-based compensation under Section 162(m). In 2012, only Mr. Surma had nonperformance-based compensation that exceeded the $1 million threshold described above, which, in addition to his salary, was primarily the result of the vesting of restricted stock units in 2012. The estimated tax-related cash impact of non-deductible compensation on the Corporation is approximately $350,000.

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Corporation. Tax consequences, including but not limited to tax deductibility by the Corporation, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the Corporation. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the Corporation.

Summary Compensation Table

The following table sets forth certain compensation information for U. S. Steel’s Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers (referred to as “Named Executive Officers”) who rendered services to U. S. Steel and its subsidiaries during 2012.

Executive & Principal Position	Year	Salary (1) ($)	Stock Awards (2)(3) ($)	Option Awards (2)(4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (6) ($)	All Other Compensation (7) ($)	Total ($)
J. P. Surma	2012	$1,260,000	$4,129,820	$1,770,037	$1,181,000	$2,535,910	$216,397	$11,093,164
Chairman of the Board & Chief Executive Officer	2011	$1,260,000	$3,542,898	$1,771,467	$901,000	$2,529,584	$214,240	$10,219,189
	2010	$1,130,004	$4,333,347	$2,166,612	$458,640	$3,901,687	$188,604	$12,178,924
G. R. Haggerty	2012	$617,120	$868,071	$372,048	$410,000	$1,265,188	$94,429	$3,626,856
Executive Vice President & Chief Financial Officer	2011	$601,000	$819,797	$410,001	$310,000	$1,182,544	$81,715	$3,405,057
	2010	$555,750	$866,578	$433,274	$144,495	$1,962,294	$76,403	$4,038,794
M. Longhi	2012	$410,000	$1,871,063	$630,456	$307,500	N/A	$118,073	$3,337,092
Executive Vice President & Chief Operating Officer

J. D. Garraux	2012	$571,200	$868,071	$372,048	$402,000	$991,120	$89,989	$3,294,428
General Counsel & Senior Vice President-Corporate Affairs	2011	$547,504	$819,797	$410,001	$280,000	$989,183	$74,257	$3,120,742
	2010	$494,798	$799,611	$399,964	$129,058	$1,515,190	$58,005	$3,396,626

D. H. Lohr	2012	$547,200	$868,071	$372,048	$352,000	$1,004,807	$82,552	$3,226,678
Senior Vice President-	2011	$526,676	$819,797	$410,001	$264,000	$996,257	$85,229	$3,101,960
Strategic Planning, Business	2010	$459,252	$799,611	$399,964	$123,500	$1,752,346	$75,388	$3,610,061
Services and Administration

(1)	Mr. Surma’s base salary is the same as it was in May 2008. His pay appears to have increased in 2011 because it was reduced, at his request, by 20% effective July 1, 2009 and restored to its May 2008 level effective July 1, 2010. With respect to Mr. Longhi, he was hired on July 2, 2012 at an annual base salary of $820,000; accordingly, his reported salary reflects the pro-rated amount earned in 2012.

(2)	Stock and option award grant date values are computed in accordance with Accounting Standard Codification Topic 718 (ASC 718), as described in footnote 12 to the Corporation’s financial statements for the year ended December 31, 2012 and filed on Form 10-K. The Stock Awards column includes restricted stock units and performance awards that are reported at the target number of shares and the grant date fair value of such awards includes a factor for the probable performance outcome of the performance awards, and excluding the effect of estimated forfeitures. The maximum payout for the performance awards is 200% of target. The following table reflects the grant date fair value of these performance awards, as well as the maximum grant date fair value of these performance awards based on the closing price of the Corporation’s stock on the grant date if, due to the Corporation’s performance during the applicable performance period, the performance awards vested at their maximum level:

Name	Grant Date Fair Value of Performance Awards			Maximum Value of Performance Awards
	2010	2011	2012	2010	2011	2012
	($)	($)	($)	($)	($)	($)
J. P. Surma	$2,166,667	$1,771,500	$2,360,000	$4,333,334	$3,543,000	$4,720,000
G. R. Haggerty	$433,333	$410,000	$496,000	$866,666	$820,000	$992,000
M. Longhi	N/A	N/A	$1,040,600	N/A	N/A	$2,081,200
J. D. Garraux	$400,000	$410,000	$496,000	$800,000	$820,000	$992,000
D. H. Lohr	$400,000	$410,000	$496,000	$800,000	$820,000	$992,000

(3)	The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for all Named Executive Officers other than Mr. Longhi, is $22.31 per share for our 2012 restricted stock unit grants, $45.81 per share for our 2011 restricted stock unit grants, $45.65 per share for our 2010 restricted stock unit grants, $25.36 per share for our 2012 performance award grants, $65.47 per share for our 2011 performance award grants, and $57.02 per share for our 2010 performance award grants. The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for Mr. Longhi’s grants are $21.63 per share for his 2012 restricted stock unit grant, and $24.59 per share for his 2012 performance award grant. For further detail, see our report on Form 10-K for the year ended December 31, 2012, Financial Statement Footnote 12.

(4)	The grant date fair market value used to calculate compensation expense in accordance with ASC 718, for all Named Executive Officers other than Mr. Longhi, is $11.95 per share for our 2012 stock option grants, $24.39 per share for our 2011 stock option grants, and $24.31 per share for our 2010 stock option grants. The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for Mr. Longhi’s 2012 stock option grant is $11.57. For further detail, see our report on Form 10-K for the year ended December 31, 2012, Financial Statement Footnote 12.

(5)	The Non-Equity Incentive Plan Compensation benefits are referred to within our executive compensation discussions as short-term incentive awards and represent the aggregate amount of incentive awards earned pursuant to the 2005 and 2010 Annual Incentive Compensation Plans (“AICP”) for Mr. Surma, Ms. Haggerty, Mr. Garraux and Mr. Lohr, and also includes payments made to Mr. Longhi as a separate amount, subject to the same performance conditions and negative discretion as applicable under the AICP. Because of his July 2, 2012 hire date and his status as a “covered employee,” as that term is defined under Section 162(m) of the Internal Revenue Code, Mr. Longhi was not eligible to participate in the AICP at the time the performance period commenced. For a discussion of the actual results under the AICP for 2012, see “Compensation Discussion & Analysis— Elements of Executive Compensation — Short-Term Incentive Compensation.”

(6)

These amounts represent the aggregate increase in actuarial value on an accumulated benefit obligation (ABO) basis that accrued to each executive in 2012 under the Corporation’s retirement plans and programs, calculated using the same assumptions used for the Corporation’s annual financial statements and including enhancements to the benefits provided through letter agreements, as disclosed on the Pension Benefits table and described in “2012 Pension Benefits – Letter Agreements”, below, except that retirement age is assumed to be the normal retirement age for the respective plans. Key assumptions, and the present value of the accumulated benefits for each executive reflecting all benefits earned as of December 31, 2012 by the executive under each plan and letter agreement, are shown under the Pension Benefits table. The values reported in the earnings column of the Nonqualified Deferred Compensation table are not included here because the earnings are not above-market and are not preferential. These amounts exclude any benefits to be paid from plans of formerly affiliated companies.

(7)	Components of All Other Compensation are as follows:

		ALL OTHER COMPENSATION
Executive	Year	Life Insurance Premiums (a)		Steel Savings Plan Contributions (b)	Non Qualified Defined Contribution Plan Accruals (c)	Perquisites (d)	TOTAL
J. P. Surma	2012		$29,349	$14,500	$61,100	$111,448	$216,397
G. R. Haggerty	2012		$14,362	$15,000	$22,027	$43,040	$94,429
M. Longhi	2012	$	N/A	$26,342	$23,201	$68,530	$118,073
J. D. Garraux	2012		$19,083	$15,000	$19,272	$36,634	$89,989
D. H. Lohr	2012		$15,592	$13,642	$19,190	$34,128	$82,552

(a)	Life Insurance Premiums were paid to provide life insurance protection in lieu of basic life insurance available under the Corporation’s insurance program. Premiums are calculated based on age and the amount of coverage provided. The program is designed to pay premiums to the insurance company until the executive reaches age 62 unless the employee terminates employment prior to reaching the age and service requirements for other than a deferred vested pension. If such termination occurs, the obligation to pay premiums will end at the time employment is terminated.

(b)	Steel Savings Plan Contributions include (i) employer matching contributions that were made in the form of the Corporation’s common stock and (ii) other non-elective employer contributions known as Retirement Account contributions that were made to the executive’s account in the Steel Savings Plan (a federal income tax-qualified defined contribution plan also known as a “401(k) plan”) during the most recently completed fiscal year. The Steel Savings Plan is available to all non-represented, domestic employees of U. S. Steel and certain of its subsidiaries and affiliates. Enrollment is voluntary and is available after the participant attains one full calendar month of service. The plan is designed to allow employees to supplement their retirement income. Under normal circumstances, the Corporation supports the Steel Savings Plan by matching its employees’ contributions up to certain limits. As described below under “2012 Nonqualified Deferred Compensation,” Mr. Longhi is currently the only Named Executive Officer who is eligible to receive Retirement Account contributions.

(c)	The Non Qualified Defined Contribution Plan Accruals include accruals under the following programs:

•

The Supplemental Savings Program, in which benefits accrue in the form of phantom shares of U. S. Steel common stock equal to the portion of the Corporation’s matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation and annual contributions.

•

The Non Tax Qualified Retirement Account Program, which provides book accruals equal to the amount of Retirement Account contributions that cannot be provided under the Steel Savings Plan due to the statutory limits on covered compensation and annual contributions.

•

The Supplemental Account, which provides book accruals equal to the applicable Retirement Account contribution rate (8.5% for Mr. Longhi) under the Steel Savings Plan multiplied by incentive compensation paid under our short-term incentive compensation programs or similar plans.

Mr. Surma, Ms. Haggerty, Mr. Garraux and Mr. Lohr only accrued benefits under the Supplemental Savings Program. Mr. Longhi accrued benefits under the Supplemental Savings Program and the Non Tax Qualified Retirement Account Program as indicated in the Nonqualified Deferred Compensation table below.

(d)	Types of perquisites available to our executives include limited personal usage of corporate aircraft and automobiles, dining privileges, club memberships, financial planning and tax preparation services, company-paid physicals, parking expenses, limited personal use of corporate properties, tickets to entertainment and sporting events, company matching contributions to charities, relocation expenses and security. The amounts disclosed above are calculated using the aggregate incremental costs related to the perquisites received by the executives for the last fiscal year. The aggregate incremental cost of the personal use of corporate aircraft is calculated using the rate per flight hour for the type of corporate aircraft used. The rates are published twice per year by a nationally recognized and independent service. The calculated incremental costs for personal flights include the costs related to all flight hours flown in connection with the personal use. The Corporation consistently applies allocation methods for flights that are not entirely either business or personal. Not included in All Other Compensation are the values of dividends paid on restricted stock awards because these amounts are considered in determining the grant date fair market value shown under Stock Awards. Mr. Surma’s 2012 personal aircraft usage totaled $64,663. Mr. Longhi’s 2012 relocation reimbursements totaled $63,029, which includes $15,285 in gross-ups.

2012 Grants of Plan-Based Awards

The following table summarizes the grant of any non-equity incentive compensation and equity based compensation to each Named Executive Officer in 2012.

Executive	Plan Name (1)	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (5)			All Other Stock Awards: Number of Shares of Stock or Units (6) (#)	All Other Option Awards: Number of Securities Underlying Options (7) (#)	Exercise Price of Option Awards (8) ($/Share)	Closing Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards (9) ($)
			Threshold ($) (4)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. P. Surma	AICP	1/30/2012	$819,000	$1,638,000	$3,521,700
	LTICP	5/29/2012				46,530	93,060	186,120	79,350	148,150	$22.305	$22.46	$5,899,857
G. R. Haggerty	AICP	1/30/2012	$310,590	$621,180	$1,335,537
	LTICP	5/29/2012				9,780	19,560	39,120	16,680	31,140	$22.305	$22.46	$1,240,120
M. Longhi	AICP	7/3/2012	$205,000	$410,000	$881,500
	LTICP	7/3/2012				21,155	42,310	84,620	38,400	54,500	$21.630	$21.64	$2,501,519
J. D. Garraux	AICP	1/30/2012	$273,980	$547,960	$1,178,114
	LTICP	5/29/2012				9,780	19,560	39,120	16,680	31,140	$22.305	$22.46	$1,240,120
D. H. Lohr	AICP	1/30/2012	$261,630	$523,260	$1,125,009
	LTICP	5/29/2012				9,780	19,560	39,120	16,680	31,140	$22.305	$22.46	$1,240,120

(1)	AICP is the Executive Management Annual Incentive Compensation Program under the United States Steel Corporation 2010 Annual Incentive Compensation Plan. As described above under Footnote 5 to the Summary Compensation Table, pursuant to the terms of his offer letter, the incentive payments made to Mr. Longhi were paid as a separate bonus outside of the AICP, but subject to the same performance conditions and negative discretion. LTICP is the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan.

(2)	The date for the AICP represents the date that the Committee established the annual incentive targets for the 2012 performance period. Our equity-based awards are considered by the Committee and, if approved, customarily are granted at the Committee’s May meeting. Grants are not timed in any way with the release of material non-public information. The exercise price for option awards is set at the average of the high and low stock prices on the grant date. The date of grant is the date that the Committee approves the grant unless the Committee meets on a day the market is not open, in which case the grant date is the next day the market is open. Mr. Longhi’s equity-based awards were granted on July 3, 2012, the first business day following his date of hire.

(3)	Our Named Executive Officers, except for Mr. Longhi, receive non-equity incentive compensation under our 2010 Annual Incentive Compensation Plan. For a discussion of the program, the 2012 performance measure targets and the 2012 award amounts, see “Compensation Discussion & Analysis — Elements of Executive Compensation – Short-Term Incentive Compensation.”

(4)	The calculated threshold is based upon the lowest possible payouts for return on capital employed (40% of target) and shipment tons (10% of target) for a combined threshold of 50%. However, it is possible that only one, or the other, threshold could be accomplished. Additionally, either, or both, of the citizenship goals could be accomplished or not accomplished. Therefore, a threshold calculation could involve any combination of the thresholds for the performance metrics. Also, because below target performance for citizenship measures can result in reductions to the awards, the combination of payouts for the awards theoretically could result in a payout as low as 1% of target.

(5)	Performance award grants were made on May 29, 2012 to all Named Executive Officers, except for Mr. Longhi, whose annual and retention performance award grants were made on July 3, 2012, the first business day following his date of hire. Vesting is performance-based and will occur, if at all, following the end of the three-year performance period (the “performance period”) on the date the Committee meets to determine the Corporation’s actual performance for the performance period. The Committee may not increase or decrease performance awards and payout is based upon the rank of our total shareholder return compared to the total shareholder returns for the companies in the peer group. Performance awards do not pay dividends or carry voting privileges. Under the 2005 Stock Incentive Plan, which the shareholders approved on April 27, 2010, the Committee approved the Long-Term Incentive Compensation Program, executives may receive grants of options and restricted stock units in addition to performance awards. We have not engaged in any repricing or other material modification of any outstanding option or other equity-based award under the plan.

(6)	Restricted stock unit grants were made on May 29, 2012 to all Named Executive Officers, except for Mr. Longhi, whose annual and retention restricted stock unit grants were made on July 3, 2012, the first business day following his date of hire. The units are time-based awards and, for Named Executive Officers other than Mr. Longhi, vest over a three-year period with one-third of the granted shares vesting on May 29, 2013; an additional third of the shares vesting on May 29, 2014; and the remaining third of the shares vesting on May 29, 2015, subject in each case to continued employment on the vesting dates. Mr. Longhi’s awards are subject to the same three-year vesting schedule, except his awards will vest on July 3 of each of the respective years.

(7)	Option grants were made on May 29, 2012 to all Named Executive Officers, except for Mr. Longhi, whose annual stock option grant was made on July 3, 2012, the first business day following his date of hire. The option grants are time-based, with a ten-year term, and, for Named Executive Officers other than Mr. Longhi, vest over a three-year period with one-third of the granted shares vesting on May 29, 2013; an additional third of the shares vesting on May 29, 2014; and the remaining third of the shares vesting on May 29, 2015, subject in each case to continued employment on the vesting dates. Mr. Longhi’s options are subject to the same term and three-year vesting schedule, except his awards will vest on July 3 of each of the respective years.

(8)	Exercise Price of Option Awards represents the fair market value (average of the high and low stock prices) on the date of grant, determined in accordance with the 2005 Stock Incentive Plan. For the May 29, 2012 grant, the $22.305 exercise price as so calculated was lower than the closing market price of $22.46. The exercise price of Mr. Longhi’s options granted on July 3, 2012 as so calculated is $21.63, which was lower than the closing market price of $21.64.

(9)	Represents the full grant date fair market value for the equity incentive awards, stock awards and option awards, calculated in accordance with ASC 718 as described in the Form 10-K for the year ended December 31, 2012, Financial Statement Footnote 12. The restricted stock units accrue dividends at a non-preferential rate ($0.05) per share as of the last announced dividend) that are paid when the underlying restricted stock units vest. The value of these dividends is reflected in the fair market value of the restricted stock unit grant. Restricted stock units carry no voting privileges. For purpose of this calculation, the target number of performance awards is used because the grant date fair value of each performance award includes a factor predicting the probable outcome of the performance goals for the grant. The factor for the 2012 performance award grant was 1.136923, determined by a third-party using a binomial calculation. The maximum payout for the performance awards is 200% of target. Accordingly, if maximum share payouts were achieved for such performance awards, the aggregate grant date fair value for such awards would be twice the target amount disclosed in the table related to such performance awards.

2012 Outstanding Equity Awards At Fiscal Year-End

		Option Awards				Stock Awards
Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
J. P. Surma	5/24/2005	146,500		$40.370	5/24/2013
	5/30/2006	54,400		$65.400	5/30/2016
	5/29/2007	34,000		$109.315	5/29/2017
	5/27/2008	34,620		$169.225	5/27/2018
	5/26/2009	0		N/A	N/A
	5/25/2010	59,406	29,704	$45.650	5/25/2020	15,820	$ 377,407	19,000	$ 453,150
	5/31/2011	24,210	48,420	$45.805	5/31/2021	25,780	$ 614,853	13,530	$ 322,691
	5/29/2012		148,150	$22.305	5/29/2022	79,350	$1,892,498	46,530	$1,109,741
G.R. Haggerty	5/24/2005	52,000		$40.370	5/24/2013
	5/30/2006	14,200		$65.400	5/30/2016
	5/29/2007	9,100		$109.315	5/29/2017
	5/27/2008	8,530		$169.225	5/27/2018
	5/26/2009	33,620		$29.805	5/26/2019
	5/25/2010	11,880	5,940	$45.650	5/25/2020	3,164	$ 75,461	3,800	$ 90,630
	5/31/2011	5,603	11,207	$45.805	5/31/2021	5,967	$ 142,313	3,130	$ 74,651
	5/29/2012		31,140	$22.305	5/29/2022	16,680	$ 397,818	9,780	$ 233,253
M. Longhi	7/3/2012		54,500	$21.630	7/3/2022	38,400	$ 915,840	21,155	$ 504,547
J. D. Garraux	5/30/2006	4,100		$65.400	5/30/2016
	5/29/2007	6,800		$109.315	5/29/2017
	5/27/2008	7,490		$169.225	5/27/2018
	5/26/2009	29,590		$29.805	5/26/2019
	5/25/2010	10,966	5,484	$45.650	5/25/2020	2,920	$ 69,642	3,505	$ 83,594
	5/31/2011	5,603	11,207	$45.805	5/31/2021	5,967	$ 142,313	3,130	$ 74,651
	5/29/2012		31,140	$22.305	5/29/2022	16,680	$ 397,818	9,780	$ 233,253
D. H. Lohr	5/30/2006	7,134		$65.400	5/30/2016
	5/29/2007	6,600		$109.315	5/29/2017
	5/27/2008	7,110		$169.225	5/27/2018
	5/26/2009	28,130		$29.805	5/26/2019
	5/25/2010	10,966	5,484	$45.650	5/25/2020	2,920	$ 69,642	3,505	$ 83,594
	5/31/2011	5,603	11,207	$45.805	5/31/2021	5,967	$ 142,313	3,130	$ 74,651
	5/29/2012		31,140	$22.305	5/29/2022	16,680	$ 397,818	9,780	$ 233,253

(1)	All options vest in equal increments on the first three anniversaries of the date of grant, subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period. Mr. Surma, at his request, did not receive a long-term incentive grant in 2009.

(2)	All restricted stock vests in equal increments on the first three anniversaries of the date of grant, subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period; except for the stock retention grants (9,250 shares) that were awarded to Mr. Longhi in his offer letter, which are conditioned on his continued employment with the Corporation and subject to three-year cliff vesting from the date of grant.

(3)	Value is based on $23.85 per share, which was the closing price of the stock on December 31, 2012.

(4)

Performance awards vest after a 3-year performance period based upon total shareholder return during the performance period relative to a group of peer companies and continued employment (pro rata vesting on the vesting date applies to retirement during the performance period, assuming the performance goals are accomplished). Using stock prices and dividends reported since the beginning of the respective performance periods, we estimate that the Corporation has performed at the 15th percentile relative to the peer group for the 2012 award, at the 19th percentile for the 2011 award, and at the 15th percentile for the 2010 award through December 31, 2012. The table above shows the number of shares corresponding to the next highest performance level (which in all cases is at the threshold level at 50% of the target award) for each performance award grant based upon such estimated performance for the related grant.

2012 Option Exercises and Stock Vested

The following table illustrates for each Named Executive Officer, on an aggregate basis, the value realized from the exercise of stock options and from the vesting of restricted stock awards and performance awards in 2012.

	Option Awards		Stock Awards (1)
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. P. Surma	—	$—	28,710	$609,642
G. R. Haggerty	—	$—	11,743	$255,103
M. Longhi	—	$—	—	$—
J. D. Garraux	—	$—	10,827	$234,830
D. H. Lohr	—	$—	10,587	$229,478

(1)	Stock Awards include the vesting of restricted stock grants during 2012.

(2)	Value before taxes and exercise costs.

2012 Pension Benefits

The following table illustrates the actuarial present value as of December 31, 2012 of pension benefits accumulated by the Named Executive Officers, other than Mr. Longhi who is not eligible to participate in the Corporation’s defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)
J. P. Surma	Steel Pension Plan	11	$889,156
	Non Tax-Qualified Pension Plan	11	$3,571,292
	Supplemental Pension Program	11	$7,475,682
	Letter Agreement	11	$9,643,583
	Total		$21,579,713
G. R. Haggerty	Steel Pension Plan	37	$2,026,446
	Non Tax-Qualified Pension Plan	37	$2,667,167
	Supplemental Pension Program	37	$7,399,392
	Total		$12,093,005
J. D. Garraux	Steel Pension Plan	33	$2,076,832
	Non Tax-Qualified Pension Plan	33	$1,962,407
	Supplemental Pension Program	33	$4,954,787
	Total		$8,994,026
D. H. Lohr	Steel Pension Plan	39	$2,286,003
	Non Tax-Qualified Pension Plan	39	$2,185,167
	Supplemental Pension Program	39	$6,204,494
	Total		$10,675,664

(1)	Service shown represents credited service years (rounded) used to calculate accrued benefits as of December 31, 2012. In the case of Mr. Surma’s Letter Agreement, 11 years is U. S. Steel’s portion of the 15 year supplement.

(2)

Accumulated benefit at December 31, 2012. The present value of accumulated benefits is calculated using the assumptions used for the Corporation’s annual financial reporting, except that retirement age is assumed to be the normal retirement age for the respective plans. Key assumptions used for the calculations in this table and in the Summary Compensation Table include a 3.75% discount rate for the 2012 calculations (4.5% for 2011 and 5.0% for 2010); a lump sum rate assumption of 3.0% for 2012 (3.0% for 2011 and 3.0% for 2010) assuming the Section 417(e) minimum was not applicable; a 100% lump sum benefit election for all plans; and unreduced benefit ages, which at December 31, 2012, are age 62 for the Steel Pension Plan and age 60 for the Non Tax-Qualified Pension Plan and the Supplemental Pension Program.

Steel Pension Plan

General Description of the Plan

The United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (“Steel Pension Plan”) provides defined benefits for substantially all non-represented, domestic employees who were hired before July 1, 2003. Accordingly, Mr. Longhi, who was hired on July 2, 2012, is the only Named Executive Officer who is not a participant in the Steel Pension Plan and the related non-qualified plans. The Steel Pension Plan is designed to provide eligible employees with replacement income during retirement. The two primary benefits provided to non-represented employees are based on final earnings (the “Final Earnings Benefit”) and career earnings (the “Career Earnings Benefit”) formulas. Benefits may be paid as an actuarially determined lump sum in lieu of monthly pensions. The Internal Revenue Code (the “Code”) limits the amount of pension benefits to be paid from federal income tax-qualified pension plans.

The Final Earnings Benefit component is based on a formula using a specified percentage (dependent on years of service) of average monthly earnings which is determined from the five consecutive 12-month calculation periods in which the employee’s aggregate earnings were the highest during the last ten 12-month calculation periods of continuous service prior to retirement. Incentive compensation is not considered when determining average monthly earnings. Eligibility for an unreduced Final Earnings Benefit under the Steel Pension Plan is based on attaining at least 30 years of credited service or at least age 62 with 15 years of credited service. In addition to years of service and earnings while employed by U. S. Steel, service and earnings for certain purposes include those accrued while working for certain affiliated companies. All Named Executive Officers who are participants in the Steel Pension Plan, with the exception of Mr. Surma, are eligible for an unreduced early retirement pension under the Final Earnings Benefit component. Mr. Surma is eligible for a deferred vested Final Earnings Benefit that is subject to reduction based on his age as of the commencement of the pension payments. If Mr. Surma had retired on December 31, 2012, his Final Earnings Benefit would have been reduced by 25.5 percent.

The annual normal retirement benefit under the Career Earnings Benefit component is equal to 1.3 percent of total career earnings. Incentive compensation is not considered when determining total career earnings. Career Earnings Benefits commenced prior to attaining normal retirement or age 62 with 15 years of service, but after attaining age 58, are subject to an early commencement reduction equal to one-quarter of one percent for each month the commencement of pension payments precedes the month in which the participant attains the age of 62 years and one month. Career Earnings Benefits commenced prior to attaining age 58 are based on 1.0 percent of total career earnings and subject to a larger early commencement reduction. With respect to the Career Earnings Benefit, Mrs. Haggerty, Mr. Lohr, and Mr. Garraux, each with at least 30 years of credited service, are eligible for early retirement; however, because Mrs. Haggerty has not attained the age of 58, her annual Career Earnings Benefit is equal to 1.0 percent (versus 1.3 percent) of her total career earnings. Additionally, Mrs. Haggerty’s, Mr. Lohr’s, and Mr. Garraux’s Career Earnings Benefits are subject to reduction based on their ages as of the commencement of the pension payments. If they had retired on December 31, 2012, Mrs. Haggerty’s annual Career Earnings Benefit would have been reduced by 31.9 percent, Mr. Lohr’s annual Career Earnings Benefit would have been reduced by 8.8 percent, and Mr. Garraux’s annual Career Earnings Benefit would have been reduced by 6 percent. Mr. Surma is eligible for a deferred vested Career Earnings Benefit, based on 1.0 percent of his total career earnings, that is subject to reduction based on his age as of the commencement of pension payments. If Mr. Surma had retired on December 31, 2012, his annual Career Earnings Benefit would have been reduced by 25.5 percent.

Benefits accrued for each executive for the purpose of calculating both the Final Earnings and Career Earnings Benefits are limited to the executive’s unreduced base salary and foreign service premium, if any.

Steel Pension Plan Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 62, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2012. Estimated final average earnings were developed based on the average of the actual monthly salaries paid in the highest five consecutive twelve month periods during the ten years preceding December 31, 2012. The salary amounts include base salary, excluding incentive compensation. For these calculations, the executive’s unreduced base salary is used to the extent necessary to avoid the adverse effects of the temporary reduction in base salary that was effective between July 1, 2009 and July 1, 2010. The number of years of credited service in the Pension Benefits table shows the number of years earned and used to calculate the accrued benefits reported as of December 31, 2012.

Non Tax-Qualified Pension Plan

General Description of the Plan

The purpose of the United States Steel Corporation Non Tax-Qualified Pension Plan is to compensate individuals for the loss of benefits under the Steel Pension Plan that occur due to certain limits established or required under the Code. The amount payable under the Non Tax-Qualified Pension Plan is equal to the difference between the benefits the executive actually receives under the Steel Pension Plan and the benefits that the executive would have received under the Steel Pension Plan except for the limitations imposed by the Code.

Benefits paid under the Non Tax-Qualified Pension Plan are in the form of an actuarially determined lump sum distribution of both the benefits payable to the executive and the benefits payable to the surviving spouse and/or other survivor upon the named executive’s termination of employment, subject to the six-month waiting period under Section 409A of the Internal Revenue Code for specified employees.

Non Tax-Qualified Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Non Tax-Qualified Pension Plan and was based on the same provisions and eligibility status as determined under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 60, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2012.

Supplemental Pension Program

General Description of the Program

The purpose of the United States Steel Corporation Executive Management Supplemental Pension Program is to provide a pension benefit for executives and certain non-executives who participate in our Steel Pension Plan with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures. Executives with at least 15 years of continuous service become eligible to receive a benefit under the Supplemental Pension Program at retirement or termination of employment. Benefits will not be payable under the Supplemental Pension Program with respect to an executive who (a) terminates employment prior to age 60 or (b) terminates employment within 36 months of the date coverage under the Supplemental Pension Program begins (when coverage begins after July 31, 2006), unless the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause, subject to the six-month waiting period under Section 409A of the Internal Revenue Code for specified employees.

An executive’s average earnings are used to calculate the benefit under the Supplemental Pension Program and are defined as the average monthly earnings derived from the total short-term incentives (described as Non-Equity Incentive Plan Compensation in the Summary Compensation Table) paid or credited to the executive under the 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) with respect to the three calendar years for which total short-term incentive payments were the highest out of the last ten consecutive calendar years prior to the executive’s termination. Short-term incentive payments payable for the calendar year in which termination occurs would be considered if such payment produces average earnings greater than that determined at termination. Benefits are paid as an actuarially determined lump sum. Such lump sum cannot be less than the lump sum value determined using the executive’s highest monthly accrued benefit under the Program.

Supplemental Pension Program Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned through December 31, 2012 by the executives under the Supplemental Pension Program. Assumptions used in the calculations include a normal retirement age of 60, a lump sum payment, and average earnings as of December 31, 2012 (includes 2012 incentive compensation paid in 2013). Credited service under the Supplemental Pension Program is the same as under the Steel Pension Plan.

Letter Agreements

When Mr. Surma joined USX Corporation as an employee of Marathon in 1997, he was provided certain pension benefits in an employment agreement. U. S. Steel partially assumed the obligation for this employment agreement and has since restated the obligation under its own agreement with Mr. Surma, without changing the obligation, in order to comply with the requirements of Internal Revenue Code Section 409A. The supplemental pension benefits assumed by U. S. Steel consist of the difference between (1) Mr. Surma’s pension benefits determined using incremental service under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program, and (2) his actual pension benefits under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program determined using his actual accrued service. Mr. Surma’s enhanced pension benefits are determined by increasing the service he actually accrues under such plans by (a) 15 years for the purpose of computing his benefit eligibility and vesting and (b) a number of years equal to the product of 15 multiplied by the ratio of his actual accrued service under the Steel Pension Plan to his actual accrued service under both the Steel and Marathon Pension plans for the purpose of calculating his pension benefits (11 years) as of December 31, 2012. The pension benefits, so calculated, would be paid by the Corporation to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or, in the event of his death before retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

2012 Nonqualified Deferred Compensation

The following table provides information with respect to accruals under the Corporation’s non-qualified defined contribution plans in 2012.

Executive	Plan Name	2012 Company Contributions/ Accruals (1)	2012 Aggregate Earnings (2)	2012 Year-End Aggregate Balance
J. P. Surma	Supplemental Savings Program	$61,100	$(4,737)	$357,488
G. R. Haggerty	Supplemental Savings Program	$22,027	$18,886	$255,840
M. Longhi	Supplemental Savings Program	$9,600	$676	$10,276
	Non Tax-Qualified Retirement Account Program	$13,601	$121	$13,721
	Supplemental Account	$—	$—	$—
	Total	$23,201	$797	$23,997
J. D. Garraux	Supplemental Savings Program	$19,272	$(942)	$64,728
D. H. Lohr	Supplemental Savings Program	$19,190	$(2,801)	$83,657

(1)	Accruals are included in the All Other Compensation column of the Summary Compensation Table (See footnote 6 to that table for detail.) Accruals in prior years have been reported under All Other Compensation in the Summary Compensation Table. No benefit accruals are reported in Mr. Longhi’s Supplemental Account as he received no short-term incentive compensation payments in 2012.

(2)	Determined by taking the balance at the end of 2012, less 2012 accruals, less the balance at the beginning of 2012. Includes dividend equivalents. The reduction in earnings is attributable to the reduction in U.S. Steel’s stock price in 2012.

Supplemental Savings Program

The purpose of the United States Steel Corporation Supplemental Thrift Program (which is referred to as the “Supplemental Savings Program”) is to compensate individuals for the loss of Company matching contributions under the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation (which limit was $250,000 in 2012) and combined company and individual annual contributions (which limit was $50,000 in 2012). Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock. In the aggregate, the benefit accruals under the Supplemental Savings Program and the matching contributions under the Steel Savings Plan may equal up to 6 percent of the executive’s eligible base salary.

An executive receives a lump sum distribution of the benefits payable under this program upon his or her (a) termination of employment with five or more years of continuous service, (b) termination of employment, prior to attaining five years of continuous service, with the consent of the Corporation, or (c) pre-retirement death, subject to the six-month waiting period under Section 409A of the Internal Revenue Code for specified employees.

Non Tax-Qualified Retirement Account Program

The purpose of the United States Steel Corporation Non Tax-Qualified Retirement Account Program is to compensate individuals for the loss of Retirement Account contributions that cannot be provided under the Steel Savings Plan due to the statutory limits on covered compensation (which limit was $250,000 in 2012) and combined company and individual annual contributions (which limit was $50,000 in

2012). In general, the Retirement Account contributions are non-elective employer contributions that are made on behalf of each eligible employee who was hired after participation in the Steel Pension Plan was frozen on July 1, 2003. Accordingly, Mr. Longhi is currently the only Named Executive Officer who is a participant in the Non Tax-Qualified Retirement Account Program.

Under the Non Tax-Qualified Retirement Account Program, accrued benefits are recorded in a hypothetical account and credited with earnings as if the account had been invested in the Steel Savings Plan. In the aggregate, Mr. Longhi’s benefit accruals under this program and the Retirement Contributions under the Steel Savings Plan shall equal 8.5% of his eligible base salary.

Benefits under this program are payable in a lump sum distribution following (a) the termination of employment after completing three years of continuous service, (b) termination of employment, prior to completing three years of continuous service, with the consent of the Corporation, or (c) pre-retirement death, subject to the six-month waiting period under Section 409A of the Internal Revenue Code for specified employees.

Supplemental Account

The purpose of the Supplemental Account is to provide Retirement Account contributions with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures. Mr. Longhi is the only participant in the Supplemental Account.

Accrued benefits under the Supplemental Account are recorded in a hypothetical account and credited with earnings as if the account had been invested in the Steel Savings Plan. Mr. Longhi will vest in his Supplemental Account upon his termination of employment with the Corporation; provided that such termination is either (a) on or after his attainment of age 65, (b) with the Corporation’s consent, or (c) on account of his death or involuntary termination other than for cause. The Supplemental Account shall be payable in the form of a lump sum distribution following Mr. Longhi’s termination of employment, subject to the six-month waiting period under Section 409A of the Internal Revenue Code for specified employees.

Potential Payments Upon Termination or Change in Control

The compensation and benefits payable to our executives upon termination vary depending upon the event triggering the termination and the executive’s relevant employment facts at the time of termination. For purposes of the tables and discussions below, we have assumed the following termination scenarios (the column references are to the columns in the tables that follow):

Termination Scenarios	Voluntary Termination (with Consent) or Retirement — (Column A)

This termination scenario assumes retirement pursuant to a retirement plan. Benefits under the Supplemental Pension Program are not payable to an executive who voluntarily terminates employment prior to age 60, unless the Corporation consents to such termination. We have assumed the Corporation’s consent to retire prior to age 60 under this scenario; however, the Corporation usually reserves its consent for an executive who has served the Corporation well, is not leaving for an opportunity at another company, and is not leaving prior to the development of his or her successor.

Respecting long-term incentives, the Committee has discretion to terminate unvested awards upon termination and certain vested option awards if the executive retires before the age of 65. While the Committee always reserves its right to decide these matters on a case-by-case basis, its practice has been to prorate the vesting of the shares scheduled to vest during the current vesting period for time served during the current vesting period (for example, in the case of stock options and restricted stock units, seven months worked during the twelve-month vesting period from June 2012 to May 2013 would result in a vesting of seven-twelfths of the number of shares scheduled to vest in May 2013, with no such pro rata vesting for the shares scheduled to vest after May 2013). Given our assumption under this scenario that the Committee has consented to the executive’s retirement, the pro rata vesting discussed above has been applied to the calculations in the table below.

Voluntary Termination (Without Consent) or Involuntary Termination (for Cause) —(Column B)

This termination scenario assumes that U. S. Steel does not consent to an executive’s voluntary termination of his or her employment prior to age 60, or that U. S. Steel terminates the executive’s employment for cause. Under these conditions, the Committee is not likely to exercise any discretion that it may have in favor of the executive and, accordingly, we have not assumed the exercise of any discretion in favor of executives with respect to unvested awards.

Involuntary Termination (Not for Cause) — (Column C)

Events that could cause U. S. Steel to terminate an executive’s employment involuntarily, not for cause, include the curtailment of certain lines of business or a facility shutdown where the executive’s services are no longer required due to business conditions or an organizational realignment. Prior to the involuntary termination, the executive may be eligible for benefits under our Layoff Benefit Program for Non-Union Employees, which may include the payment of a percentage of base salary, basic life and health insurance and creditable service toward pension while on layoff. For purposes of determining the vesting of equity awards upon termination, we have assumed the executive’s employment would be terminated on the first anniversary of his or her layoff (that is, December 31, 2013). We have not assumed the exercise of any discretion in favor of executives with respect to unvested awards and, accordingly, awards are forfeited upon termination.

Change in Control and Termination — (Column D)

All of U. S. Steel’s executives have severance agreements, or “change in control agreements.” In addition to the benefits paid pursuant to the severance agreements, all long-term incentive awards would vest upon a change in control and a termination and benefits would be paid according to each benefit plan’s provisions following the termination of an executive’s employment in connection with a change in control.

The severance agreements expire on December 31, 2013; however, unless notice to the contrary is given to the executive by the Corporation not later than September 1 of each year, his or her agreement would automatically be extended for one year. The agreements are automatically extended for 24 months in the event of a Change in Control (defined below). The following discussion describes the events and circumstances that would trigger payments under the change in control agreements.

Generally, payments are triggered upon the occurrence of both a change in control of the Corporation and termination of the executive’s employment by the Corporation for other than cause. Under the agreements, each executive agrees to remain in the employ of the Corporation until the earlier of (i) a date three months after a Change in Control and (ii) a date six months after a Potential Change in Control (defined below). Payments are also triggered if the executive terminates his or her employment for Good Reason (defined below); however, in order for the Corporation to be obligated to pay the benefits under the contract, all Good Reason terminations must also involve an actual Change in Control (if the Good Reason termination occurs prior to a Change in Control, the change in control must be a 409A Change in Control; see definition below).

Following a Change in Control, if there is a termination by the Corporation (other than for cause or disability) or by the executive for Good Reason, the executive is entitled to the following benefits, most of which are discussed under “Discussion of Compensation Elements,” below:

•	Accrued compensation and benefits;

•	Cash severance;

•	Supplemental retirement benefit;

•	Active medical;

•	Outplacement services;

•	Excise tax gross up (not available to Mr. Surma and executives, including Mr. Longhi, approved to participate after July 1, 2011);

•	Supplemental Savings Benefit — equal to the unvested portion of the Corporation’s contributions to the executive under the tax-qualified and non tax-qualified savings plans; and

•

Legal fees — reimbursement for legal fees incurred as a result of termination of employment and incurred in contesting or disputing such termination or seeking to enforce any right or benefit under the agreement or in connection with any tax audit relating to IRC sections 4999 (excise taxes) or 409A (deferred compensation).

A “Good Reason” termination involves a voluntary termination following any of these events:

•	An executive is assigned duties inconsistent with his or her position;

•	Reduction in base salary;

•	Relocation in excess of 50 miles from the executive’s current work location;

•

Failure to continue all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the executive participates or failure of the Corporation to continue the executive’s participation therein at amounts and levels relative to other participants;

•	Failure of the Corporation to obtain agreement from any successor to the Corporation to assume and perform the agreement; or

•

Any termination that is not effected pursuant to a Notice of Termination (a Notice of Termination is to be given by the Corporation in connection with any termination for cause or disability and the executive must give a notice of termination in connection with a termination for good reason).

A “Change in Control” happens under the agreements if any of the following occurs:

•	A person (defined to include individuals, corporations, partnerships, etc.) acquires 20 percent or more of the voting power of the Corporation;

•	A merger occurs involving the Corporation except (a) a merger with at least a majority of continuing directors or (b) a merger involving a division, business unit or subsidiary;

•	A change in the majority of the Board of Directors;

•	A sale of all or substantially all of the assets of the Corporation; or

•	Shareholder approval of a plan of complete liquidation.

A “Potential Change in Control” occurs if:

•	The Corporation enters into an agreement that would result in a Change in Control;

•	A person acquires 15 percent or more of the voting power of the Corporation;

•	There is a public announcement by any person of intentions that, if consummated, would result in a Change in Control; or

•	The Corporation’s Board of Directors passes a resolution stating that a Potential Change in Control has occurred.

A “409A Change in Control” is similar to a Change in Control except that it meets the Section 409A requirements. The main difference between the two definitions is that a 409A Change in Control requires a person to acquire 30 percent of the total voting power of the Corporation’s stock, while a Change in Control requires a person to acquire 20 percent of the total voting power of the Corporation’s stock. A 409A Change in Control must occur prior to any payment in the event the termination precedes the Change in Control. In other words, payments under the change in control agreement are due to the executive following a 409A Change in Control if:

•	There is an involuntary termination by the Corporation (other than for cause or disability) or a voluntary termination by the executive for Good Reason;

•	The executive reasonably demonstrates that an Applicable Event (defined below) has occurred; and

•	A 409A Change in Control occurs within twenty-four months following the termination.

An “Applicable Event” (a term used for various purposes, including defining points at which compensation amounts and periods are measured) means a Change in Control, Potential Change in Control or actions of a third party who has taken steps reasonably calculated to effect a Change in Control.

To the extent required by Section 409A of the Internal Revenue Code, payments would be delayed six months following the applicable reference date.

As mentioned above, a “double trigger” must occur prior to the Corporation incurring any liability under the change in control agreements; that is, for there to be payments under the change in control agreements, both of the following must occur: (i) a termination and (ii) a Change in Control (or, in some cases, a 409A Change in Control).

Disability — (Column E)

Employees with at least 15 years of continuous service who become totally and permanently disabled prior to age 65 are eligible for termination of employment under a permanent incapacity pension (see “Discussion of Compensation Elements — Steel Pension Plan” and “ — Non Tax-Qualified Pension Plan,” below). The criteria for a disability termination under the Long-Term Incentive Compensation Program are the same as for a disability termination under Section 409A of the Internal Revenue Code.

Death — (Column F)

If an employee with at least 15 years of service dies while actively employed, benefits under U. S. Steel’s qualified and non-qualified plans are calculated as if the employee had retired on the date of his or her death (see “Discussion of Compensation Elements — Steel Pension Plan” and “Discussion of Compensation Elements — Non Tax-Qualified Pension Plan” below).

Potential Payments Upon Termination Tables	Below are tables developed using the above termination scenarios, as modified to reflect contractual obligations with executives, and an estimation of the amounts that would be payable to each named executive officer under the relevant scenario. A discussion of each of the types of compensation follows the tables (see “Discussion of Compensation Elements”). The estimated present values of the benefits provided to the Named Executive Officers under each of these termination scenarios by the Corporation, the Qualified Pension Programs, or the Non-Qualified Pension Programs are shown using the following assumptions:

1.	Unless otherwise noted, the tables reflect amounts that would have been payable at, following, or in connection with a termination of employment, with the triggering event occurring on December 31, 2012;

2.	The stock price used for valuation purposes for the long-term incentive awards was the closing stock price on December 31, 2012, which was $23.85;

3.	The normal life expectancy obtained from the 1971 Group Annuity Mortality Tables, or, for a permanent incapacity type of pension, life expectancy obtained from the Disabled Life Expectancy Tables (wages and salaried) based on U. S. Steel experience, made gender neutral on a nine to one male/female ratio; and

4.	The December 31, 2012 Pension Benefit Guaranty Corporation interest rate of 0.75% was used to determine 2012 lump sum payment amounts.

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J. P. Surma	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$693,000	$8,694,000	$—	$—
	Short-Term Incentive	$1,181,000	$—	$—	$—	$1,181,000	$1,181,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$44,507	$—	$—	$228,892	$228,892	$228,892
	Restricted Stock (Awards/Units) (4)	$767,414	$—	$—	$2,884,658	$2,884,658	$2,884,658
	Performance Stock Award (5)	$1,552,609	$—	$772,184	$3,771,162	$1,228,991	$1,228,991

	SubTotal	$3,545,530	$—	$1,465,184	$15,578,712	$5,523,541	$5,523,541

	Benefits
	Steel Pension Plan	$809,000	$809,000	$1,348,011	$809,000	$1,065,108	$800,908
	Non Tax-Qualified Pension Plan	$3,056,656	$3,056,656	$5,449,616	$3,056,656	$4,497,652	$3,023,084
	Supplemental Pension Program	$10,627,418	$—	$11,232,047	$10,627,418	$9,342,486	$8,821,000
	Supplemental Savings Program	$357,488	$357,488	$357,488	$357,488	$357,488	$357,488
	Letter Agreement	$16,213,887	$16,213,887	$13,324,655	$16,213,887	$11,502,482	$13,088,381
	Universal Life Insurance Protection	$—	$—	$—	$85,497	$85,497	$2,470,000
	Active Medical	$—	$—	$—	$42,303	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$4,135,774	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ N/A	N/A	N/A

	SubTotal	$31,064,449	$20,437,031	$31,711,817	$35,343,023	$26,850,713	$28,560,861

	TOTAL	$34,609,979	$20,437,031	$33,177,001	$50,921,735	$32,374,254	$34,084,402

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
G. R. Haggerty	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$372,708	$3,727,080	$—	$—
	Short-Term Incentive	$410,000	$—	$—	$—	$410,000	$410,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$9,355	$—	$—	$48,111	$48,111	$48,111
	Restricted Stock (Awards/Units) (4)	$162,869	$—	$—	$615,569	$615,569	$615,569
	Performance Stock Award (5)	$325,592	$—	$169,507	$797,067	$255,911	$255,911

	SubTotal	$907,816	$—	$542,215	$5,187,827	$1,329,591	$1,329,591

	Benefits
	Steel Pension Plan	$1,965,032	$1,965,032	$2,125,965	$1,965,032	$2,061,094	$1,754,911
	Non Tax-Qualified Pension Plan	$4,849,545	$4,849,545	$5,500,713	$4,849,545	$4,224,405	$4,333,775
	Supplemental Pension Program	$11,790,762	$—	$11,723,516	$11,790,762	$9,783,381	$10,374,821
	Supplemental Savings Program	$255,840	$255,840	$255,840	$255,840	$255,840	$255,840
	Universal Life Insurance Protection	$61,188	$61,188	$61,188	$61,188	$61,188	$1,200,000
	Active Medical	$—	$—	$—	$44,085	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$2,805,748	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$—	N/A	N/A

	SubTotal	$18,922,367	$7,131,605	$19,667,222	$21,787,200	$16,385,908	$17,919,347

	TOTAL	$19,830,183	$7,131,605	$20,209,437	$26,975,027	$17,715,499	$19,248,938

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
M. Longhi	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$820,008	$4,100,000	$—	$—
	Short-Term Incentive	$307,500	$—	$—	$—	$307,500	$307,500
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$20,165	$—	$—	$120,990	$120,990	$120,990
	Restricted Stock (Awards/Units) (4)	$336,484	$—	$220,613	$915,840	$915,840	$915,840
	Performance Stock Award (6)	$329,766	$—	$329,766	$1,009,094	$32,317	$32,317

	SubTotal	$993,915	$—	$1,370,387	$6,145,924	$1,376,647	$1,376,647

	Benefits
	Supplemental Savings Program	$—	$—	$—	$—	$—	$—
	Non Tax-Qualified Retirement Account Program	$—	$—	$—	$—	$—	$—
	Supplemental Account	$—	$—	$—	$—	$—	$—
	Active Medical	$—	$—	$—	$18,531	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$476,569	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ N/A	N/A	N/A

	SubTotal	$—	$—	$—	$510,100	$—	$—

	TOTAL	$993,915	$—	$1,370,387	$6,656,024	$1,376,647	$1,376,647

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J.D. Garraux	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$331,662	$3,374,280	$—	$—
	Short-Term Incentive	$402,000	$—	$—	$—	$402,000	$402,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$9,355	$—	$—	$48,111	$48,111	$48,111
	Restricted Stock (Awards/Units) (4)	$159,484	$—	$—	$609,765	$609,765	$609,765
	Performance Stock Award (5)	$313,475	$—	$169,507	$782,996	$241,839	$241,839

	SubTotal	$884,314	$—	$501,169	$4,815,152	$1,301,715	$1,301,715

	Benefits
	Steel Pension Plan	$2,231,238	$2,231,238	$2,418,021	$2,231,238	$2,343,575	$1,760,844
	Non Tax-Qualified Pension Plan	$3,651,916	$3,651,916	$3,451,648	$3,651,916	$2,757,130	$3,113,889
	Supplemental Pension Program	$6,742,480	$—	$6,725,625	$6,742,480	$5,879,525	$5,381,284
	Supplemental Savings Program	$64,728	$64,728	$64,728	$64,728	$64,728	$64,728
	Universal Life Insurance Protection	$40,162	$40,162	$40,162	$40,162	$40,162	$1,110,000
	Active Medical	$—	$—	$—	$38,991	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$1,728,163	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$2,836,352	N/A	N/A

	SubTotal	$12,730,524	$5,988,044	$12,700,184	$17,349,030	$11,085,120	$11,430,745

	TOTAL	$13,614,838	$5,988,044	$13,201,353	$22,164,182	$12,386,835	$12,732,460

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
D.H. Lohr	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$330,480	$3,222,180	$—	$—
	Short-Term Incentive	$352,000	$—	$—	$—	$352,000	$352,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$9,355	$—	$—	$48,111	$48,111	$48,111
	Restricted Stock (Awards/Units) (4)	$159,484	$—	$—	$609,765	$609,765	$609,765
	Performance Stock Award (5)	$313,475	$—	$169,507	$782,996	$241,839	$241,839

	SubTotal	$834,314	$—	$499,987	$4,663,052	$1,251,715	$1,251,715

	Benefits
	Steel Pension Plan	$2,141,973	$2,141,973	$2,318,607	$2,141,973	$2,248,183	$1,793,636
	Non Tax-Qualified Pension Plan	$4,434,945	$4,434,945	$4,225,958	$4,434,945	$3,302,483	$3,875,864
	Supplemental Pension Program	$8,608,301	$—	$8,544,863	$8,608,301	$7,332,995	$7,328,341
	Supplemental Savings Program	$83,657	$83,657	$83,657	$83,657	$83,657	$83,657
	Universal Life Insurance Protection	$44,759	$44,759	$44,759	$44,759	$44,759	$1,060,000
	Active Medical	$—	$—	$—	$46,029	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$1,794,744	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$2,565,666	N/A	N/A

	SubTotal	$15,313,635	$6,705,334	$15,217,844	$19,735,074	$13,012,077	$14,141,498

	TOTAL	$16,147,949	$6,705,334	$15,717,831	$24,398,126	$14,263,792	$15,393,213

(1)	The term “with Consent” means consent with respect to each component of pay. This termination scenario typically involves retirement pursuant to a retirement plan. Retirement is generally not applicable to Mr. Longhi because he has not yet attained the necessary age and service requirements for retirement and, accordingly, the amounts set forth in this column are payable to him in the event of a voluntary termination with consent.

(2)	Cash severance benefits would be paid during the layoff period. All other amounts become payable on December 31, 2013, after a 1-year period of layoff. Mr. Longhi’s Cash Severance is based on his employment letter, dated July 2, 2012.

(3)	All benefit amounts would become payable on May 31, 2013 under a permanent incapacity or a deferred vested pension, 5 months following a disabling event that occurred on December 31, 2012.

(4)	The annual awards include pro rata vesting on each grant date anniversary, and for May grants to named executive officers other than Mr. Longhi there are seven months (June through December) counted toward service for the unvested portion of the stock option, restricted stock unit and restricted stock awards under certain termination events. For the annual awards granted in July to Mr. Longhi, there are six months counted toward service for the unvested portion of the stock options, restricted stock unit and restricted stock awards under certain termination events. Accordingly, the annual stock option and restricted stock unit awards would vest at a rate of either 7/36ths (June through December in the case of named executive officers other than Mr. Longhi) or 6/36ths (July through December in the case of Mr. Longhi) except in the cases of (i) a change in control event and a termination or a disability or death event, which would cause all unvested awards to vest, or (ii) a voluntary termination without consent or involuntary termination event, which would cause all unvested awards to be forfeited. These terms also apply in the case of retention restricted stock units granted to Mr. Longhi, except that those retention restricted stock units would also fully vest upon an involuntary termination by the Corporation other than for cause or a voluntary termination with consent, and would forfeited upon retirement.

(5)	Assumes payout at target for the 2012, 2011 and 2010 performance award grants. The following are the possible vesting outcomes for the awards: (i) the performance goals are determined in the event of a change in control and termination (Column D) based upon performance through the abbreviated performance period ending December 31, 2012 and the performance shares vest immediately in the case of a termination that is not for cause and is not voluntary absent good reason (ii) all shares are assumed to be forfeited in the event of a voluntary termination without consent or an involuntary termination (Columns B and C), (iii) none of the 2012 grant, 1/2 of the 2011 grant and all of the 2010 grant (subject, in both cases, to satisfaction of the performance goals) would vest in the event of a death or disability (Columns E and F) and (iv) 7/36ths of the 2010 grant (June through December), 19/36ths of the 2010 grant (12 months in 2011 and 7 months in 2010) and 31/36ths of the 2009 grant (12 months in 2011, 12 months in 2010 and 7 months in 2009) are assumed to vest on the vesting date for all other termination events (Column A).

(6)	The vesting outcomes described in footnote (5) are applicable to Mr. Longhi’s annual performance award grant made in 2012, except that pro-rata vesting (used in the case of death, disability, voluntary termination with consent and retirement) is based upon the July grant date rather than the May grant date used for other named executive officers. With respect to Mr. Longhi’s retention performance award grant made in 2012, the vesting outcomes described in footnote (5) are applicable in the event of a change in control and termination, voluntary termination without consent and involuntary termination for cause. However, pursuant to the terms of his offer letter, retention performance awards granted to Mr. Longhi would fully vest in the case of a voluntary termination with consent or an involuntary termination other than for cause subject, in both cases, to satisfaction of the performance goals. The retention performance awards would be forfeited in the case of retirement. In addition, the retention performance awards granted to Mr. Longhi would proportionately vest based upon the July grant date in the event of death or disability, subject to satisfaction of the performance goals.

(7)	For the Named Executive Officers other than Mr. Longhi, each participant’s age and service is increased by three years for purposes of the Corporation’s non tax-qualified defined benefit plans. For Mr. Longhi, who is not covered by the Corporation’s defined benefit plans, the Supplemental Retirement Benefit is equal to the sum of (i) the Retirement Account contributions that he would have received under the Steel Savings Plan and the Corporation’s related non tax-qualified plans if his employment would have continued for an additional 36 months plus earnings, and (ii) the amount he would have received under the Steel Savings Plan and the related non tax-qualified plans if he were fully vested on December 31st.

Discussion of Compensation Elements	Cash Severance

No cash severance payments are made with respect to an executive’s termination of employment due to voluntary termination (with consent or retirement) (Column A), voluntary termination (without consent) or involuntary termination for cause (Column B), disability (Column E) or death (Column F).

Under our broad-based layoff benefit plan covering most non-represented employees, monthly layoff benefits are payable to executives for up to 12 months (depending on length of service) while on layoff in the event of an involuntary termination not for cause (Column C).

Cash severance is one of the payments made to executives under the change in control agreements in the event of a termination in connection with a change in control (Column D) (see “Terminations Scenarios — Change in Control and Termination” above). Under the agreements with our Named Executive Officers, payment would be made in a lump sum amount equal to three times (2.5 times for Mr. Longhi) the sum of (a) base salary and (b) the current target under the short-term incentive compensation program (or, if higher than the target, the average short-term incentive compensation for the prior three years). With respect to Mr. Longhi, pursuant to the terms of his offer letter, if the Corporation terminates his employment prior to July 2, 2015 other than for cause and he is not entitled to any payment under his change-in-control agreement, he will be entitled to a lump sum payment equal to the sum of (a) twelve months of his base salary and (b) one year of his target bonus under the short-term incentive compensation program, which shall be in lieu of any benefits payable under the layoff benefit plan, subject to the six-month waiting period under Section 409A of the Internal Revenue Code for specified employees.

Short-Term Incentive

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), an executive would be entitled to receive a short-term incentive award if (a) the relevant performance goals are achieved, (b) the executive is employed for at least six months during the performance period, and (c) the Committee does not exercise its discretion to reduce or eliminate the award.

Except as disclosed above for Mr. Longhi, if an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily (Columns B and C), regardless of whether the termination is for cause or not for cause, no short-term incentive award is payable.

Because the cash severance payment, discussed above, includes a multiple of the target short-term incentive, no payments are made pursuant to the short-term incentive program in the event of a change in control (Column D).

Stock Options

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested stock options would vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested options would be forfeited. In the event of a disability (Column E) or death (Column F), all unvested options vest immediately. All vested options granted under the current stock plan remain exercisable for three years after termination or, if less, until the original expiration date. Options granted under the 2002 Stock Plan remain exercisable until May 24, 2013, the original expiration date.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested options are forfeited.

For involuntary terminations that are not for cause (Column C) we have assumed that the executive was laid off on December 31, 2012, and then retired or terminated with consent at the end of the layoff period, December 31, 2013. No options would vest upon termination since the executive would not have worked during the vesting period (May 2013 to May 2014); however, the layoff would have no affect upon the vesting of options in May 2013.

Stock options include a “double-trigger” and require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. Unvested stock options would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control (see “Termination Scenarios — Change in Control and Termination” for definition) occurs within twenty-four months following the commencement of the potential change in control period.

Restricted Stock Units

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested restricted stock units would vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested restricted stock units would be forfeited. In the event of a disability (Column E) or death (Column F), all unvested restricted stock units vest immediately. As described in the footnotes to the table above, different provisions may apply in the case of retention restricted stock units granted to Mr. Longhi.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested restricted stock units are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive was laid off on December 31, 2011, and then retired or terminated with consent at the end of the layoff period, December 31, 2012. No restricted stock units would vest upon termination since the executive would not have worked during the vesting period (May 2012 to May 2013). However, the layoff would have no affect upon the vesting of restricted stock units in May 2012.

Restricted stock units require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. Unvested restricted stock units would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Performance Awards

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), the prorated value of the performance awards would vest based on the number of complete months worked during the relevant performance period (each is approximately three years), provided that the relevant performance goals are achieved. For performance awards for which the performance goals are achieved, a modified proration is used in the event of a death (Column F) or disability (Column E) allowing 0% of the achieved award if such event occurs prior to the completion of the first third of the performance period, 50% of the achieved award if such event occurs on or after completion of the first third, but prior to completion of the second third, of the performance period, and 100% of the achieved award for events occurring on or after completion of the second third of the performance period. This modified proration effectively shortens the post-termination waiting period to a maximum of two years, thereby allowing an estate to potentially close within two years, since there would be no value allowed for performance awards granted within one year of a participant’s death. As described in the footnotes to the table above, different provisions may apply in the case of retention performance awards granted to Mr. Longhi.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested performance awards are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive was laid off on December 31, 2011, and then retired or terminated with consent at the end of the layoff period, December 31, 2012. Because the employee has not terminated employment under this assumption prior to the May 2013 vesting of the May 2010 performance award, it would vest depending upon the Corporation’s performance. However, a prorated portion of the May 2011 and 2012 performance awards would vest following the assumed termination in December 2013 based upon the number of months worked during the respective performance periods (the number shown in Column C assumes such prorated vesting at target performance for these two awards).

Performance awards require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. For these awards, the performance period would end upon the change of control; however, the awards would not vest until the earlier to occur of a termination within 24 months of the change in control or the normal vesting date. Unvested performance awards would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Steel Pension Plan

Benefits under the Steel Pension Plan are payable on behalf of the executives, other than Mr. Longhi, under each of the termination of employment scenarios. Refer to the “2012 Pension Benefits” section for a description of the Steel Pension Plan. Benefits under the Steel Pension Plan may be payable under the Non-Qualified Pension Plans to the extent they are limited by the qualified plan limitations established by the Internal Revenue Code.

If an executive is placed on involuntary layoff status as of December 31, 2012 (Column C), the executive would be eligible to remain on layoff for a period of up to two years. Having satisfied certain age and service requirements, each of the executives would be eligible to commence a Rule-of-70/80 early retirement option on December 31, 2013, after being on layoff for one year (unless they are given a reasonable offer of employment with the Corporation). The present value amounts shown for an involuntary termination not for cause (Column C) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension.

If an executive becomes inactive on December 31, 2012 due to a disability (Column E), which is determined to be a permanent incapacity, the executive would be eligible to commence a Permanent Incapacity early retirement on May 31, 2013, which is five months after the qualifying disability. The present value amounts shown reflect enhanced benefits attributable to the additional age and continuous service accrued during the five-month period, and the lower early-commencement charges, but not the temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension or, if earlier, governmental disability benefits.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the survivor (typically his or her spouse) or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the higher of (i) the actuarial equivalent of the executive’s pension benefit (excluding the survivor and surviving spouse’s benefits) that would have been payable if the executive had retired on the date of death, or (ii) the value of the survivor and surviving spouse’s benefits as defined in the Steel Pension Plan.

Non Tax-Qualified Pension Plan

Benefits from the Non Tax-Qualified Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios. Refer to the “2012 Pension Benefits — Non Tax-Qualified Pension Plan” section for a description of the Non Tax-Qualified Pension Plan. The present value amounts shown for the various termination scenarios vary based upon the total amount payable under the Steel Pension Plan before the application of the statutory limitations established by the Internal Revenue Code. See the paragraph below, “Letter Agreements” for a description of the letter agreement benefits payable to Mr. Surma that are related to the Non Tax-Qualified Pension Plan.

Supplemental Pension Program

Benefits from the Supplemental Pension Program are payable on behalf of the executives under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B), since the executives have at least 15 years of continuous service as of December 31, 2012. Refer to the “2012 Pension Benefits — Supplemental Pension Program” section for a description of the Supplemental Pension Program. See the paragraph below, “Letter Agreements,” for a description of the letter agreement benefits payable to Mr. Surma that are related to the Supplemental Pension Program.

The present value amounts shown for an involuntary termination not for cause (Column C) and a disability (Column E) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff status and during the five-month period following the disability event, respectively.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the surviving spouse or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the actuarial equivalent of the executive’s pension benefit (excluding the surviving spouse’s benefits) that would have been payable with the Corporation’s consent if the executive had retired on the date of death.

Supplemental Savings Program

The conditions for a payment of benefits under the Supplemental Savings Program include the attainment of five years of continuous service. For all Named Executive Officers other than Mr. Longhi, this condition has been met and therefore, this benefit is payable under all termination scenarios. Because Mr. Longhi has not yet attained five years of continuous service, this benefit is only payable if he terminates employment with the consent of the Corporation or if he dies prior to retirement.

Non Tax-Qualified Retirement Account Program

The conditions for a payment of benefits under the Non Tax-Qualified Retirement Account Program include the attainment of three years of continuous service. Because Mr. Longhi has not yet met this condition, this benefit is only payable if he terminates employment with the consent of the Corporation or if he dies prior to retirement.

Supplemental Account

The conditions for a payment of benefits under the Supplemental Account include the termination of employment after attainment of age 65. Because Mr. Longhi has not yet attained age 65, this benefit is only payable if (a) he terminates employment, prior to age 65, with the consent of the Corporation, (b) his employment is involuntarily terminated other than for cause, or (c) he dies prior to retirement.

Letter Agreements

The amounts payable to Mr. Surma under his letter agreement are shown in the tables above, depend upon the amounts payable for the termination scenarios under the retirement plans in which he participates. For a discussion of the letter agreements, please see “2012 Pension Benefits — Letter Agreements”.

Universal Life Insurance Protection

Except for Mr. Surma, the amounts shown under each of the termination scenarios other than in the case of death (Column F) represent the present value of the monthly premiums for coverage under the U. S. Steel Variable Universal Life Insurance program that would be paid by U. S. Steel for all months following the termination event until the executive reaches age 62. Mr. Longhi is not eligible for the Universal Life Insurance Program. Since Mr. Surma does not satisfy the requirements for an immediate pension (i.e., age 60 with 15 years of service, or 30 years of service) as of December 31, 2012, universal life insurance premiums would be payable on his behalf for only a three-year period following a change in control. In the case of death (Column F), the values shown in the table represent the death benefit payable under the universal life insurance policy to the executive’s named beneficiary or if there is no beneficiary, to his or her estate.

Active Medical Insurance

The amount shown for a change in control and termination (Column D) represents the estimated cost of providing 36 months of active employee insurance coverage to the executive.

Supplemental Retirement Benefit

The supplemental retirement benefit represents the increase in retirement benefits to an executive in the event of a termination in connection with a change in control (Column D) and is paid pursuant to the change in control agreement (see “Termination Scenarios — Change in Control and Termination”, above). The benefit is paid in a lump sum amount representing the difference between the present values of the Enhanced Pension Benefit and the Actual Pension Benefit:

•

“Enhanced Pension Benefit” is equal to the Actual Pension Benefit (see below) under the Steel Pension Plan, Non Tax-Qualified Pension Plan and Supplemental Pension Program sponsored or maintained by the Corporation, including employment agreements that provide non-qualified defined benefit supplements (“All Pension Plans”) as of the date of termination of employment, plus the following enhancements:

•	Service — an additional three years are added to the executive’s service for purposes of calculating the monthly normal retirement benefit payable at normal retirement age;

•

Final Average Pay — is based on the higher of (a) the executive’s final average pay used in calculating Actual Pension Benefit or (b) final average pay using the executive’s base salary in effect immediately prior to the Applicable Event (see definition under “Termination Scenarios — Change in Control and Termination”, above) and, to the extent short-term incentive payment is considered in the calculation of pension benefits, the higher of (i) an executive’s current target short-term incentive payment, or if higher, the executive’s target short-term incentive payment immediately prior to the Applicable Event and (ii) the average of the executive’s short-term incentive payments for the prior three years, or if higher, the three years prior to the Applicable Event;

•

Early Commencement Factors — an additional three years are added to age and service and, if the executive satisfies the Rule-of-65 or 70/80 retirement options under All Pension Plans using these additional three years, the executive is eligible to commence an immediate pension under such retirement option; and

•	Full Vesting — accrued benefits under All Pension Plans are deemed to be vested or, to the extent not vested, paid as an additional benefit.

•	“Actual Pension Benefit” equals the sum of the monthly pension benefits payable under All Pension Plans as of the date of termination of employment.

Outplacement Services

In the event of a termination in connection with a change in control (Column D), the change in control agreements provide for the payment of reasonable outplacement services (two year maximum) for all terminations following an Applicable Event.

Excise Tax Gross-Up

The severance agreements provide for a gross-up payment to cover Internal Revenue Code section 4999 excise taxes imposed on an executive as a result of the receipt of compensation under a change in control termination scenario (Column D). The gross-up would only occur upon a change in control and a termination. This benefit is no longer available to Mr. Surma and executives, including Mr. Longhi, approved to participate after July 1, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and persons holding more than ten percent of any class of our equity securities, are required to file with the Securities and Exchange Commission initial reports of the their ownership of our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all U. S. Steel directors and executive officers and other persons subject to Section 16 of the Securities Exchange Act of 1934 filed all required reports in a timely manner in 2012, with the exception of Mr. Gerber for whom one Form 4 was filed late covering one transaction.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders

If you have consented to the delivery of only one set of proxy materials to multiple U. S. Steel shareholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may call us toll-free at 1-866-804-1409 or you can request a copy via the Internet at www.MaterialRequest.com or you can write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800. If you request a copy of the proxy statement and annual report by telephone or Internet, have your proxy card available, as you will be required to provide the 11 digit number located on your proxy card in the box by the arrow. Shareholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by writing to us at the above address or by sending an email to shareholderservices@uss.com.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. In addition, we may hire third parties to assist in the solicitation process at an estimated cost not to exceed $100,000. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

Website

Our Corporate Governance Principles, Code of Ethical Business Conduct (which is applicable to all directors and employees, including the CEO and senior financial officers), Board committee charters, and annual and quarterly reports on Forms 10-K and 10-Q are available on our website, www.ussteel.com. By referring to these documents we do not incorporate the contents of the website into this document.

By order of the Board of Directors,

Joseph A. Napoli

Secretary

March 15, 2013

United States Steel Corporation c/o Corporate Election Services P.O. Box 3200 Pittsburgh, PA 15230-3200

VOTE BY TELEPHONE

Please have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

VOTE BY INTERNET

Please have your proxy card available when you access the website www.cesvote.com and follow the simple directions that will be presented to you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call toll-free using a touch-tone telephone: 1-888-693-8683	OR	Vote by Internet Access the website and cast your vote: www.cesvote.com	OR	Vote by Mail Return your completed proxy card in the postage-paid envelope provided

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting is open 24 hours a day, 7 days a week.

Your telephone or Internet vote must be received by 6:00 a.m. eastern time on April 30, 2013 in order to be counted in the final tabulation.

ê    If you vote by mail, please fold and detach card at perforation before mailing.    ê

UNITED STATES STEEL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UNITED STATES STEEL CORPORATION.

The undersigned hereby appoint(s) John P. Surma and Seth E. Schofield, or either of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of United States Steel Corporation on April 30, 2013 and at any meeting resulting from an adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as indicated on the reverse side.

Signature(s)

Signature(s)

Dated
Please sign exactly as your name appears hereon, including representative capacity where applicable. Joint owners should both sign.

PLEASE MARK (ON THE REVERSE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

UNITED STATES STEEL CORPORATION

2013 Annual Meeting of Stockholders

Attendance Card

You are invited to attend the Annual Meeting of Stockholders on April 30, 2013. The Meeting will be held at the U. S. Steel Tower, 33rd Floor, 600 Grant Street, Pittsburgh, PA, 15219 at 10:00 AM Eastern Time. Use of this attendance card is for our mutual convenience, and you have the right to attend the Meeting without this attendance card if you present identification and proof of ownership of United States Steel Corporation common stock. Attached is your 2013 Proxy Card.

Joseph A. Napoli

Secretary

For personal use of the named stockholder(s) – not transferable.

Please present this card at the registration desk upon arrival and please bring a photo ID for admission to the building.

é If you plan to attend the Meeting, please fold and detach card at perforation. é

ê    If you vote by mail, please fold and detach card at perforation before mailing.    ê

UNITED STATES STEEL CORPORATION	PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU GIVE BY MARKING IT. UNLESS OTHERWISE MARKED, THE NAMED PROXIES WILL VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

Proposal 1.	Election of Directors

	Class III Nominees:	FOR	AGAINST	ABSTAIN

	(1) Dan O. Dinges	☐	☐	☐

	(2) John G. Drosdick	☐	☐	☐

	(3) John J. Engel	☐	☐	☐

	(4) Charles R. Lee	☐	☐	☐

Class II Nominee:

	(5) Thomas W. LaSorda	☐	☐	☐

Proposal 2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3.	Approval, in a non-binding advisory vote, of the compensation of the named executive officers

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 4.	Shareholder Proposal Recommending the Elimination of the Classified Board of Directors

☐ FOR ☐ AGAINST ☐ ABSTAIN

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)